Exhibit 99.1

PART II

Item 8.        FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of NCR Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of stockholders' equity, and of cash flows, present fairly, in all material respects, the financial position of NCR Corporation and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing under Item 15(a)2 of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 not included herein, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting appearing under Item 9A of the Company's Annual Report on Form 10-K for the year ended December 31, 2012, not included herein. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia

March 1, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating guarantor information described in Note 17, as to which the date is March 26, 2013.

NCR Corporation
Consolidated Statements of Operations

For the years ended December 31 (in millions except per share amounts)	2012	2011	2010
Product revenue	$2,854	$2,592	$2,301
Service revenue	2,876	2,699	2,410
Total revenue	5,730	5,291	4,711
Cost of products	2,177	2,011	1,799
Cost of services	2,208	2,098	1,922
Selling, general and administrative expenses	894	794	685
Research and development expenses	219	176	156
Total operating expenses	5,498	5,079	4,562
Income from operations	232	212	149
Interest expense	(42)	(13)	(2)
Other (expense) income, net	(8)	(3)	(11)
Income from continuing operations before income taxes	182	196	136
Income tax expense (benefit)	42	51	(11)
Income from continuing operations	140	145	147
Income (loss) from discontinued operations, net of tax	6	(93)	(10)
Net income	146	52	137
Net (loss) income attributable to noncontrolling interests	—	(1)	3
Net income attributable to NCR	$146	$53	$134
Amounts attributable to NCR common stockholders:
Income from continuing operations	$140	$146	$144
Income (loss) from discontinued operations, net of tax	6	(93)	(10)
Net income	$146	$53	$134
Net income per share attributable to NCR common stockholders:
Net income per common share from continuing operations
Basic	$0.88	$0.92	$0.90
Diluted	$0.85	$0.91	$0.89
Net income per common share
Basic	$0.92	$0.34	$0.84
Diluted	$0.89	$0.33	$0.83
Weighted average common shares outstanding
Basic	159.3	158.0	159.8
Diluted	163.8	161.0	161.2
The accompanying notes are an integral part of the Consolidated Financial Statements.

NCR Corporation
Consolidated Statements of Comprehensive Income

For the years ended December 31 (in millions)	2012	2011	2010
Net income	$146	$52	$137
Other comprehensive income (loss):
Currency translation adjustments	72	(26)	32
Unrealized (loss) gain on derivatives	(9)	(12)	3
Reclassification of realized (gains) losses arising during the period	(4)	4	3
Less income tax benefit (expense)	3	3	(1)
Unrealized loss on securities	—	(1)	(1)
Employee benefit plans
Prior service benefit during the year	(2)	37	40
Amortization of prior service benefit	(17)	(14)	(14)
Net gain (loss) arising during the year	91	(425)	(62)
Actuarial loss included in benefits expense	255	212	203
Less income tax (expense) benefit	(148)	67	(27)
Total comprehensive income	387	(103)	313
Less comprehensive income attributable to noncontrolling interests:
Net (loss) income	—	(1)	3
Currency translation adjustments	(4)	2	2
Amounts attributable to noncontrolling interests	(4)	1	5
Comprehensive income (loss) attributable to NCR common stockholders	$391	$(104)	$308

The accompanying notes are an integral part of the Consolidated Financial Statements.

NCR Corporation
Consolidated Balance Sheets

As of December 31 (in millions except per share amounts)	2012	2011
Assets
Current assets
Cash and cash equivalents	$1,069	$398
Accounts receivable, net	1,086	1,032
Inventories, net	797	774
Other current assets	454	311
Total current assets	3,406	2,515
Property, plant and equipment, net	308	365
Goodwill	1,003	913
Intangibles	304	312
Prepaid pension cost	368	339
Deferred income taxes	534	714
Other assets	448	433
Total assets	$6,371	$5,591
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$72	$1
Accounts payable	611	525
Payroll and benefits liabilities	197	221
Deferred service revenue and customer deposits	455	418
Other current liabilities	407	394
Total current liabilities	1,742	1,559
Long-term debt	1,891	852
Pension and indemnity plan liabilities	812	1,662
Postretirement and postemployment benefits liabilities	246	256
Income tax accruals	138	148
Environmental liabilities	171	220
Other liabilities	79	59
Total liabilities	5,079	4,756
Commitments and Contingencies (Note 9)
Redeemable noncontrolling interest	15	15
Stockholders’ equity
NCR stockholders’ equity
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of December 31, 2012 and December 31, 2011	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 162.8 and 157.6 shares issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	2	2
Paid-in capital	358	287
Retained earnings	2,134	1,988
Accumulated other comprehensive loss	(1,247)	(1,492)
Total NCR stockholders’ equity	1,247	785
Noncontrolling interests in subsidiaries	30	35
Total stockholders’ equity	1,277	820
Total liabilities and stockholders’ equity	$6,371	$5,591
The accompanying notes are an integral part of the Consolidated Financial Statements.

NCR Corporation
Consolidated Statements of Cash Flows

For the years ended December 31 (in millions)	2012	2011	2010
Operating activities
Net income	$146	$52	$137
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
(Income) loss from discontinued operations	(6)	93	10
Depreciation and amortization	166	128	114
Stock-based compensation expense	49	33	21
Excess tax benefit from stock-based compensation	—	(1)	—
Deferred income taxes	(37)	(13)	(48)
Gain on sale of property, plant and equipment	(10)	(5)	(10)
Impairment of long-lived and other assets	7	—	14
Changes in operating assets and liabilities:
Receivables	(53)	(57)	(15)
Inventories	(42)	4	(39)
Current payables and accrued expenses	97	50	(13)
Deferred service revenue and customer deposits	31	34	34
Pension and indemnity plans	(478)	92	80
Other assets and liabilities	(50)	(22)	(6)
Net cash (used in) provided by operating activities	(180)	388	279
Investing activities
Grant reimbursements from capital expenditures	—	—	5
Expenditures for property, plant and equipment	(80)	(61)	(74)
Proceeds from sales of property, plant and equipment	8	2	39
Additions to capitalized software	(80)	(62)	(57)
Business acquisitions, net of cash acquired	(108)	(1,085)	—
Other investing activities, net	4	—	(24)
Net cash used in investing activities	(256)	(1,206)	(111)
Financing activities
Repurchases of Company common stock	—	(70)	(20)
Tax withholding payments on behalf of employees	(12)	—	—
Repayment of short-term borrowings	—	—	(4)
Repayment of long-term debt	—	—	(1)
Excess tax benefit from stock-based compensation	—	1	—
Proceeds from employee stock plans	53	18	11
Borrowings on term credit facility	150	700	—
Payments on revolving credit facility	(860)	(260)	(75)
Borrowings on revolving credit facility	720	400	75
Proceeds from bond offerings	1,100	—	—
Debt issuance cost	(19)	(29)	—
Proceeds from sale of noncontrolling interest	—	43	—
Dividend distribution to minority shareholder	(1)	(1)	—
Net cash provided by (used in) financing activities	1,131	802	(14)
Cash flows from discontinued operations
Net cash used in operating activities	(114)	(37)	(16)
Net cash provided by (used in) investing activities	99	(40)	(100)
Net cash used in discontinued operations	(15)	(77)	(116)
Effect of exchange rate changes on cash and cash equivalents	(9)	(5)	7
Increase (decrease) in cash and cash equivalents	671	(98)	45
Cash and cash equivalents at beginning of period	398	496	451
Cash and cash equivalents at end of period	$1,069	$398	$496

Supplemental data
Cash paid during the year for:
Income taxes	$32	$55	$34
Interest	$15	$5	$2
The accompanying notes are an integral part of the Consolidated Financial Statements.

NCR Corporation
Consolidated Statements of Changes in Stockholders' Equity

	NCR Stockholders
	Common Stock				Accumulated Other Comprehensive (Loss) Income	Non-Redeemable Noncontrolling Interests in Subsidiaries
in millions	Shares	Amount	Paid-in Capital	Retained Earnings			Total
December 31, 2009	160	$2	$270	$1,801	$(1,509)	$28	$592
Comprehensive income (loss):
Net income (loss)	—	—	—	134	—	3	137
Other comprehensive (loss) income:
Currency translation adjustments	—	—	—	—	30	2	32
Unrealized gain (loss) from securities, net of tax expense of $0	—	—	—	—	(1)	—	(1)
Cash flow hedging gains (losses), net of tax expense of $1	—	—	—	—	5	—	5
Changes to unrecognized losses and prior service cost related to pension, postretirement and postemployment benefits, net of tax expense of $27	—	—	—	—	140	—	140
Total other comprehensive income	—	—	—	—	174	2	176
Total comprehensive (loss) income	—	—	—	134	174	5	313
Employee stock purchase and stock compensation plans	2	—	31	—	—	—	31
Repurchase of Company common stock	(2)	—	(20)	—	—	—	(20)
December 31, 2010	160	$2	$281	$1,935	$(1,335)	$33	$916
Comprehensive income (loss):
Net income (loss)	—	—	—	53	—	1	54
Other comprehensive (loss) income:
Currency translation adjustments	—	—	—	—	(28)	2	(26)
Unrealized gain (loss) from securities, net of tax expense of $0	—	—	—	—	(1)	—	(1)
Cash flow hedging gains (losses), net of tax benefit of $3	—	—	—	—	(5)	—	(5)
Changes to unrecognized losses and prior service cost related to pension, postretirement and postemployment benefits, net of tax benefit of $67	—	—	—	—	(123)	—	(123)
Total other comprehensive income (loss)	—	—	—	—	(157)	2	(155)
Total comprehensive (loss) income	—	—	—	53	(157)	3	(101)
Employee stock purchase and stock compensation plans	1	—	53	—	—	—	53
Repurchase of Company common stock	(3)	—	(70)	—	—	—	(70)
Dividends distribution to minority shareholder	—	—	—	—	—	(1)	(1)
Sale of redeemable noncontrolling interests	—	—	23	—	—	—	23
December 31, 2011	158	$2	$287	$1,988	$(1,492)	$35	$820
Comprehensive income (loss):
Net income (loss)	—	—	—	146	—	—	146
Other comprehensive (loss) income:	—	—	—	—	—	—	—
Currency translation adjustments	—	—	—	—	76	(4)	72
Cash flow hedging gains (losses), net of tax benefit of $3	—	—	—	—	(10)	—	(10)
Changes to unrecognized losses and prior service cost related to pension, postretirement and postemployment benefits, net of tax expense of $148	—	—	—	—	179	—	179
Total other comprehensive income (loss)	—	—	—	—	245	(4)	241
Total comprehensive (loss) income	—	—	—	146	245	(4)	387
Employee stock purchase and stock compensation plans	5	—	71	—	—	—	71
Dividends distribution to minority shareholder	—	—	—	—	—	(1)	(1)
December 31, 2012	163	$2	$358	$2,134	$(1,247)	$30	$1,277
The accompanying notes are an integral part of the Consolidated Financial Statements.

NCR Corporation
Notes to Consolidated Financial Statements

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business NCR Corporation (NCR or the Company, also referred to as “we,” “us” or “our”) and its subsidiaries provide innovative products and services that are designed to enable NCR’s customers to connect, interact and transact with their customers and enhance their customer relationships by addressing consumer demand for convenience, value and individual service. NCR’s portfolio of self-service and assisted-service solutions serve customers in the financial services, retail, hospitality, travel, telecommunications and technology industries and include automated teller machines (ATMs), self-service kiosks and point of sale devices as well as software applications that can be used by consumers to enable them to interact with businesses from their computer or mobile device. NCR complements these product solutions by offering a complete portfolio of services support both NCR and third party solutions. NCR also resells third-party networking products and provides related service offerings in the telecommunications and technology sector.

NCR’s solutions are built on a foundation of long-established industry knowledge and consulting expertise, value-added software and hardware technology, global customer support services, and a complete line of business consumables and specialty media products.

Use of Estimates The preparation of financial statements in accordance with GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates.

Evaluation of Subsequent Events The Company evaluated subsequent events through the date that our Consolidated Financial Statements were issued. Except as described in Note 16, "Subsequent Events," no matters were identified that required adjustment of the Consolidated Financial Statements or additional disclosure.

Out of Period Adjustments During the third quarter of 2012, the Company recorded a $5 million income tax benefit related to an error in the calculation of the interest portion included in income tax expense for 2011 and 2010. The Company determined the impact of this error was not material to the annual or interim financial statements of previous periods and the effect of correcting this error was not material to the 2012 annual or interim financial statements.

During the fourth quarter of 2011, the Company recorded charges of approximately $2 million in other income and expense related to foreign currency fluctuations from several inter-company transactions that were incorrectly included in the cumulative translation adjustment balance. Additionally, the Company recorded an increase in selling, general and administrative expenses of approximately $4 million to correct certain tax accounts in Brazil determined to be unrecoverable. The Company determined the impact of these errors was not material to the annual or interim financial statements of previous periods and the effect of correcting these errors in 2011 was not material to the 2011 annual financial statements.

Basis of Consolidation The consolidated financial statements include the accounts of NCR and its majority-owned subsidiaries. Long-term investments in affiliated companies in which NCR owns between 20% and 50%, and therefore, exercises significant influence, but which it does not control, are accounted for using the equity method. Investments in which NCR does not exercise significant influence (generally, when NCR has an investment of less than 20% and no significant influence, such as representation on the investee’s board of directors) are accounted for using the cost method. All significant inter-company transactions and accounts have been eliminated. In addition, the Company is required to determine whether it is the primary beneficiary of economic income or losses that may be generated by variable interest entities in which the Company has such an interest. In circumstances where the Company determined it is the primary beneficiary, consolidation of that entity would be required. For the periods presented, no variable interest entities have been consolidated.

Reclassifications Certain prior-period amounts have been reclassified in the accompanying Consolidated Financial Statements and Notes thereto in order to conform to the current period presentation.

Revenue Recognition The Company records revenue, net of taxes, when it is realized, or realizable, and earned. The Company considers these criteria met when persuasive evidence of an arrangement exists, the products or services have been provided to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. For product sales, delivery is deemed to have occurred when the customer has assumed risk of loss of the goods sold and all performance obligations are complete. For services sales, revenue is recognized as the services are provided or ratably over the service period, or, if applicable, after customer acceptance of the services.

NCR frequently enters into multiple-element arrangements with its customers including hardware, software, professional consulting services, transaction services and maintenance support services. For arrangements involving multiple deliverables, when deliverables include software and non-software products and services, NCR evaluates and separates each deliverable to determine whether it represents a separate unit of accounting based on the following criteria: (a) whether the delivered item has value to the customer on a stand-alone basis; and (b) if the contract includes a general right of return relative to the delivered item, whether delivery or performance of the undelivered items is considered probable and substantially in the control of NCR.
For arrangements entered into or materially modified after January 1, 2011, consideration is allocated to each unit of accounting based on the units' relative selling prices. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocating revenue to each deliverable: (i) vendor-specific objective evidence of selling price (VSOE); (ii) third-party evidence of selling price (TPE); and (iii) best estimate of selling price (BESP). VSOE generally exists only when the Company sells the deliverable separately and is the price actually charged by the Company for that deliverable. VSOE is established for our software maintenance services and we use TPE to establish selling prices for our non-software related services, which include hardware maintenance, non-software related professional services, and transaction services. The Company uses BESP to allocate revenue when we are unable to establish VSOE or TPE of selling price. BESP is primarily used for elements such as products that are not consistently priced within a narrow range. The Company determines BESP for a deliverable by considering multiple factors including product class, geography, average discount, and management's historical pricing practices. Amounts allocated to the delivered hardware and software elements are recognized at the time of sale, provided the other conditions for revenue recognition have been met. Amounts allocated to the undelivered maintenance and other services elements are recognized as the services are provided or on a straight-line basis over the service period. In certain instances, customer acceptance is required prior to the passage of title and risk of loss of the delivered products. In such cases, revenue is not recognized until the customer acceptance is obtained. Delivery and acceptance generally occur in the same reporting period.

For arrangements entered into prior to January 1, 2011, the Company has not applied BESP. In such arrangements, if the Company has the requisite evidence of selling price for the undelivered elements but not for the delivered elements, the Company applies the residual method to allocate arrangement consideration.

In situations where NCR's solutions contain software that is more than incidental, revenue related to the software and software-related elements is recognized in accordance with authoritative guidance on software revenue recognition. For the software and software-related elements of such transactions, revenue is allocated based on the relative fair value of each element, and fair value is determined by VSOE. If the Company cannot objectively determine the fair value of any undelivered element included in such multiple-element arrangements, the Company defers revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements. When the fair value of a delivered element has not been established, but fair value evidence exists for the undelivered elements, the Company uses the residual method to recognize revenue. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and is recognized as revenue.

NCR's customers may request that delivery and passage of title and risk of loss occur on a bill and hold basis. For the years ended December 31, 2012, 2011, and 2010, the revenue recognized from bill and hold transactions approximated 1% or less of total revenue.

In addition to the standard product warranty, the Company periodically offers extended warranties to its customers in the form of product maintenance services. For contracts that are not separately priced but include product maintenance, the Company defers revenue at an amount based on the selling price, using objective and reliable evidence, and recognizes the deferred revenue over the service term. For separately priced product maintenance contracts, NCR defers the stated amount of the separately priced contract and recognizes the deferred revenue ratably over the service term.

Shipping and Handling Costs related to shipping and handling are included in cost of products in the Consolidated Statements of Operations.

Cash and Cash Equivalents All short-term, highly liquid investments having original maturities of three months or less, including time deposits, are considered to be cash equivalents.

Allowance for Doubtful Accounts NCR establishes provisions for doubtful accounts using percentages of accounts receivable balances to reflect historical average credit losses and specific provisions for known issues.

Inventories Inventories are stated at the lower of cost or market, using the average cost method. Cost includes materials, labor and manufacturing overhead related to the purchase and production of inventories. Service parts are included in inventories and include reworkable and non-reworkable service parts. The Company regularly reviews inventory quantities on hand, future purchase commitments with suppliers and the estimated utility of inventory. If the review indicates a reduction in utility below carrying value, inventory is reduced to a new cost basis. Excess and obsolete reserves are established based on forecasted usage, orders, technological obsolescence and inventory aging.

Goodwill and Other Long-Lived Assets

Capitalized Software Certain direct development costs associated with internal-use software are capitalized within other assets and amortized over the estimated useful lives of the resulting software. NCR typically amortizes capitalized internal-use software on a straight-line basis over four to seven years beginning when the asset is substantially ready for use, as this is considered to approximate the usage pattern of the software.

Costs incurred for the development of software that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established. These costs are included within other assets and are amortized over the estimated useful lives of the resulting software. The Company amortizes capitalized software on a sum-of-the-years’ digits basis over three years beginning when the product is available for general release, as this approximates the sales pattern of the software. Costs capitalized include direct labor and related overhead costs. Costs incurred prior to technological feasibility or after general release are expensed as incurred. The following table identifies the activity relating to total capitalized software:

In millions	2012	2011	2010
Beginning balance as of January 1	$118	$107	$102
Capitalization	80	62	57
Amortization	(56)	(51)	(52)
Ending balance as of December 31	$142	$118	$107

Goodwill and Other Intangible Assets Goodwill represents the excess of purchase price over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is tested at the reporting unit level for impairment on an annual basis during the fourth quarter or more frequently if certain events occur indicating that the carrying value of goodwill may be impaired. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include a decline in expected cash flows, a significant adverse change in legal factors or in the business climate, a decision to sell a business, unanticipated competition, or slower growth rates, among others.

In the evaluation of goodwill for impairment, we first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. If so, we perform a quantitative assessment and compare the fair value of the reporting unit to the carrying value. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is potentially impaired and we proceed to step two of the impairment analysis. In step two of the analysis, we will record an impairment loss equal to the excess of the carrying value of the reporting unit’s goodwill over its implied fair value should such a circumstance arise. Fair values of the reporting units are estimated primarily using the income approach, which incorporates the use of discounted cash flow (DCF) analyses. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including markets and market shares, sales volumes and prices, costs to produce, tax rates, capital spending, discount rate and working capital changes. Most of these assumptions vary among reporting units. The cash flow forecasts are generally based on approved strategic operating plans.

For the fourth quarter of 2012, 2011, and 2010, we performed our annual impairment assessment of goodwill and indefinite-lived intangible assets which did not indicate that an impairment existed. Refer to Note 4, "Goodwill and Other Long-Lived Assets" in the Notes to the Consolidated Financial Statements for further discussion.

Acquired intangible assets other than goodwill are amortized over their weighted average amortization period unless they are determined to be indefinite. Acquired intangible assets are carried at cost, less accumulated amortization. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish the carrying value. The fair value of acquired intangible assets is determined using common techniques, and the Company employs assumptions developed using the perspective of a market participant.

Property, Plant and Equipment Property, plant and equipment, and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the related assets primarily on a straight-line basis. Machinery and other equipment are depreciated over 3 to 20 years and buildings over 25 to 45 years. Leasehold improvements are depreciated over the life of the lease or the asset, whichever is shorter. Assets classified as held for sale are not depreciated. Upon retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed from the Company’s accounts, and a gain or loss is recorded. Depreciation expense related to property, plant and equipment was $64 million, $58 million, and $55 million for the years ended December 31, 2012, 2011, and 2010, respectively.

Valuation of Long-Lived Assets Long-lived assets such as property, plant and equipment, finite-lived intangible assets, and software are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable or in the period in which the held for sale criteria are met. For assets held and used, this analysis consists of comparing the asset’s carrying value to the expected future cash flows to be generated from the asset on an undiscounted basis. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded. Fair values are determined based on quoted market values, discounted cash flows, or external appraisals, as applicable. Long-lived assets are reviewed for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. Refer to Note 4, "Goodwill and Other Long-Lived Assets" in the Notes to the Consolidated Financial Statements for further discussion.

Warranty and Sales Returns Provisions for product warranties and sales returns and allowances are recorded in the period in which NCR becomes obligated to honor the related right, which generally is the period in which the related product revenue is recognized. The Company accrues warranty reserves based upon historical factors such as labor rates, average repair time, travel time, number of service calls per machine and cost of replacement parts. When a sale is consummated, a warranty reserve is recorded based upon the estimated cost to provide the service over the warranty period. The Company accrues sales returns and allowances using percentages of revenue to reflect the Company’s historical average of sales return claims.

Research and Development Costs Research and development costs primarily include payroll and benefit-related costs, contractor fees, facilities costs, infrastructure costs, and administrative expenses directly related to research and development support and are expensed as incurred, except certain software development costs are capitalized after technological feasibility of the software is established.

Leases The Company accounts for material escalation clauses, free or reduced rents and landlord incentives contained in operating type leases on a straight-line basis over the lease term, including any reasonably assured lease renewals. For leasehold improvements that are funded by the landlord, the Company records the incentive as deferred rent. The deferred rent is then amortized as reductions to lease expense over the lease term.

For capital leases where NCR is the lessee, we record an amortizable debt and a related fixed asset in the Consolidated Balance Sheet.

Pension, Postretirement and Postemployment Benefits NCR has significant pension, postretirement and postemployment benefit costs, which are developed from actuarial valuations. Actuarial assumptions are established to anticipate future events and are used in calculating the expense and liabilities relating to these plans. These factors include assumptions the Company makes about interest rates, expected investment return on plan assets, rate of increase in healthcare costs, total and involuntary turnover rates, and rates of future compensation increases. In addition, NCR also uses subjective factors, such as withdrawal rates and mortality rates to develop the Company’s valuations. NCR generally reviews and updates these assumptions on an annual basis. NCR is required to consider current market conditions, including changes in interest rates, in making these assumptions. The actuarial assumptions that NCR uses may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension, postretirement or postemployment benefits expense, and the related assets and liabilities, the Company has recorded or may record.

Foreign Currency For many NCR international operations, the local currency is designated as the functional currency. Accordingly, assets and liabilities are translated into U.S. Dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing during the year. Currency translation adjustments from local functional currency countries resulting from fluctuations in exchange rates are recorded in other comprehensive income. Where the U.S. Dollar is the functional currency, remeasurement adjustments are recorded in other income and expense.

Derivative Instruments In the normal course of business, NCR enters into various financial instruments, including derivative financial instruments. The Company accounts for derivatives as either assets or liabilities in the Consolidated Balance Sheets at fair value and recognizes the resulting gains or losses as adjustments to earnings or other comprehensive income. The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. Hedging activities are transacted only with highly rated institutions, reducing exposure to credit risk in the event of nonperformance. Additionally, the Company completes assessments related to the risk of counterparty nonperformance on a regular basis.

The accounting for changes in fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, the Company has designated the hedging instrument, based on the exposure being hedged, as a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. For derivative instruments designated as fair value hedges, the effective portion of the hedge is recorded as an offset to the change in the fair value of the hedged item, and the ineffective portion of the hedge, if any, is recorded in the Consolidated Statement of Operations. For derivative instruments designated as cash flow hedges and determined to be highly effective, the gains or losses are deferred in other comprehensive income and recognized in the determination of income as adjustments of carrying amounts when the underlying hedged transaction is realized, canceled or otherwise terminated. When hedging certain foreign currency transactions of a long-term investment nature (net investments in foreign operations) gains and losses are recorded in the currency translation adjustment component of accumulated other comprehensive income (loss). Gains and losses on foreign exchange contracts that are not used to hedge currency transactions of a long-term investment nature, or that are not designated as cash flow or fair value hedges, are recognized in earnings as exchange rates change.

Fair Value of Assets and Liabilities Fair value is defined as an exit price, representing an amount that would be received to sell an asset or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance prioritizes the inputs used to measure fair value into the following three-tier fair value hierarchy:

•	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities

•
Level 2: Unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active or inputs, other than quoted prices in active markets, that are observable either directly or indirectly

•	Level 3: Unobservable inputs for which there is little or no market data

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes to the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

NCR measures its financial assets and financial liabilities at fair value based on one or more of the following three valuation techniques:

•	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

•	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

•	Income approach: Techniques to convert future amounts to a single present amount based upon market expectations (including present value techniques, option pricing and excess earnings models).

We regularly review our investments to determine whether a decline in fair value, if any, below the cost basis is other than temporary. If the decline in the fair value is determined to be other than temporary, the cost basis of the security is written down to fair value and the amount of the write-down is included in the Consolidated Statement of Operations. For qualifying investments in debt or equity securities, a temporary impairment charge would be recognized in other comprehensive income (loss).

Environmental and Legal Contingencies In the normal course of business, NCR is subject to various proceedings, lawsuits, claims and other matters, including, for example, those that relate to the environment and health and safety, employee benefits, import/export compliance, intellectual property, data privacy and security, product liability, commercial disputes and regulatory compliance, among others. Additionally, NCR is subject to diverse and complex laws, regulations, and standards including those relating to corporate governance, public disclosure and reporting, environmental safety and the discharge of materials into the environment, product safety, import and export compliance, data privacy and security, antitrust and competition, government contracting, anti-corruption, and labor and human resources, which are rapidly changing and subject to many possible changes in the future. Compliance with these laws and regulations, including changes in accounting standards, taxation requirements, and federal securities laws among others, may create a substantial burden on, and substantially increase the costs to NCR or could have an impact on NCR’s future operating results. NCR believes that the amounts provided in its Consolidated Financial Statements are adequate in light of the probable and estimable liabilities. However, there can be no assurances that the actual amounts required to satisfy alleged liabilities from various lawsuits, claims, legal proceedings and other matters, including the Fox River and Kalamazoo River environmental matters discussed in Note 9, “Commitments and Contingencies,” and to comply with applicable laws and regulations, will not exceed the amounts reflected in NCR’s Consolidated Financial Statements or will not have a material adverse effect on the Company’s consolidated results of operations, financial condition or cash flows. Any costs that may be incurred in excess of those amounts provided as of December 31, 2012 cannot currently be reasonably determined or are not currently considered probable.

Legal costs related to loss contingencies are typically expensed as incurred, except for certain costs associated with NCR’s environmental remediation obligations. Costs and fees associated with litigating the extent and type of required remedial actions and the allocation of remediation costs among potentially responsible parties are typically included in the measurement of the environmental remediation liabilities.

Advertising Advertising costs are recognized in selling, general and administrative expenses when incurred.

Income Taxes Income tax expense is provided based on income before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. These deferred taxes are determined based on the enacted tax rates expected to apply in the periods in which the deferred assets or liabilities are expected to be settled or realized. NCR records valuation allowances related to its deferred income tax assets when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being sustained upon examination by authorities. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law and until such time that the related tax benefits are recognized.

Redeemable Noncontrolling Interests In 2011, we sold a 49% voting equity interest in NCR Brasil - Indústria de Equipamentos para Automação S.A., a subsidiary of the Company (NCR Manaus) to Scopus Tecnologia Ltda. (Scopus) for a subscription price of approximately $43 million. In the event NCR Manaus does not meet a defined financial performance goal during the five year period ending in 2016, Scopus may elect to put its noncontrolling interest to us for its then-current fair value.

Earnings Per Share Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding during the reported period. The calculation of diluted earnings per share is similar to basic earnings per share, except that the weighted average number of shares outstanding includes the dilution from potential shares resulting from stock options and restricted stock awards. When calculating diluted earnings per share, the Company includes the potential windfall or shortfall tax benefits as well as average unrecognized compensation expense as part of the assumed proceeds from exercises of stock options. The Company uses the tax law ordering approach to determine the potential utilization of windfall benefits. The holders of unvested restricted stock awards do not have nonforfeitable rights to dividends or dividend equivalents and therefore, such unvested awards do not qualify as participating securities. See Note 7, "Employee Stock Compensation Plans," for share information on NCR’s stock compensation plans.

The components of basic and diluted earnings per share attributable to NCR common stockholders are as follows for the years ended December 31:

In millions, except per share amounts	2012	2011	2010
Income from continuing operations	$140	$146	$144
Income (loss) from discontinued operations, net of tax	6	(93)	(10)
Net income attributable to NCR common stockholders	$146	$53	$134
Weighted average outstanding shares of common stock	159.3	158.0	159.8
Dilutive effect of employee stock options and restricted stock	4.5	3.0	1.4
Common stock and common stock equivalents	163.8	161.0	161.2
Basic earnings (loss) per share:
From continuing operations	$0.88	$0.92	$0.90
From discontinued operations	$0.04	$(0.58)	$(0.06)
Total basic earnings (loss) per share	$0.92	$0.34	$0.84
Diluted earnings (loss) per share:
From continuing operations	$0.85	$0.91	$0.89
From discontinued operations	$0.04	$(0.58)	$(0.06)
Total diluted earnings (loss) per share	$0.89	$0.33	$0.83

Options to purchase 1.2 million, 3.7 million, and 5.6 million shares of common stock for 2012, 2011, and 2010, respectively, were outstanding but were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares and, therefore, the effect would have been anti-dilutive.

Stock Compensation Stock-based compensation represents the costs related to share-based awards granted to employees and non-employee directors. For all periods presented, the Company’s outstanding stock-based compensation awards are classified as equity except for certain awards granted to non-employee directors. The Company measures stock-based compensation cost at the grant date, based on the estimated fair value of the award and recognizes the cost on a straight-line basis (net of estimated forfeitures) over the requisite service period. See Note 7, "Employee Stock Compensation Plans" for more information on NCR’s stock-based compensation plans.

Related Party Transactions In 2011, concurrent with the sale of a noncontrolling interest in NCR Manaus to Scopus, we entered into a Master Purchase Agreement (MPA) with Banco Bradesco SA (Bradesco), the parent of Scopus. Through the MPA, Bradesco agreed to purchase up to 30,000 ATMs from us over the 5 year term of the agreement. Pricing of the ATMs will adjust over the term of the MPA using certain formulas which are based on prevailing market pricing. We recognized $145 million and $35 million in revenue related to Bradesco for the twelve months ended December 31, 2012 and 2011, respectively, and we had $9 million and $14 million in receivables outstanding from Bradesco as of December 31, 2012 and 2011, respectively.

Recently Issued Accounting Pronouncements In February 2013, the Financial Accounting Standards Board (FASB) issued an accounting standards update requiring new disclosures about reclassifications from accumulated other comprehensive loss to net income. These disclosures may be presented on the face of the statements or in the notes to the consolidated financial statements. The standards update is effective for fiscal years beginning after December 15, 2012. We will adopt this standards update and revise our disclosure, as required, beginning with the first quarter of 2013.

In July 2012, the FASB issued an accounting standards update with new guidance on annual impairment testing of indefinite-lived intangible assets. The standards update allows an entity to first assess qualitative factors to determine if it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If based on its qualitative assessment an entity concludes it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, quantitative impairment testing is required. However, if an entity concludes otherwise, quantitative impairment testing is not required. The standards update is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of this standard will not have an impact on our consolidated financial statements.

2. SUPPLEMENTAL FINANCIAL INFORMATION (in millions)

For the years ended December 31	2012	2011	2010
Other (expense) income, net
Interest income	$6	$5	$5
Impairment of an investment (Note 11)	(7)	—	(14)
Other, net	(7)	(8)	(2)
Total other (expense) income, net	$(8)	$(3)	$(11)

At December 31		2012	2011
Accounts Receivable
Trade		$1,056	$1,002
Other		46	46
Accounts Receivable, gross		1,102	1,048
Less: allowance for doubtful accounts		(16)	(16)
Total accounts receivable, net		$1,086	$1,032

Inventories
Work in process and raw materials, net		$187	$167
Finished goods, net		167	177
Service parts, net		443	430
Total inventories, net		$797	$774

Other current assets
Current deferred tax assets		$223	$147
Other		231	164
Total other current assets		$454	$311

Property, plant and equipment
Land and improvements		$42	$46
Buildings and improvements		231	234
Machinery and other equipment		636	674
Property, plant and equipment, gross		909	954
Less: accumulated depreciation		(601)	(589)
Total property, plant and equipment, net		$308	$365

Accumulated other comprehensive loss, net of tax
Currency translation adjustments		$(6)	$(82)
Unrealized gain on securities		1	1
Unrealized loss on derivatives		(10)	—
Actuarial losses and prior service costs on employee benefit plans		(1,232)	(1,411)
Total accumulated other comprehensive loss		$(1,247)	$(1,492)

3. BUSINESS COMBINATIONS, INVESTMENTS AND DIVESTITURES

2012 Acquisitions and Investments

Following is a brief description of the Company's noteworthy acquisitions and investments completed during the 2012 fiscal year:

Acquisition of POS and RDS On February 7, 2012, the Company acquired all of the outstanding capital stock of POS Integrated Solutions Do Brasil Comercio E Servicos De Informatica S.A. ("POS") and RDS South America Comercio E Servicos De Informatica S.A. ("RDS") in exchange for approximately $1 million in cash, plus related acquisition costs.  POS and RDS were resellers of certain of the Company's hardware and software, and their results have been reported within our Hospitality segment since the date of the acquisitions.

Acquisition of Wyse Sistemas de Informatica Ltda. On May 31, 2012, the Company acquired all of the outstanding units of membership interest of Wyse Sistemas de Informatica Ltda. ("Wyse") in exchange for approximately $13 million in cash, plus related acquisition costs.  Wyse was a developer and provider of point of sale software specifically designed for the hospitality market in Brazil, and their results have been reported within our Hospitality segment since the date of the acquisition.

Hospitality Reseller Acquisitions During 2012, the Company acquired the assets of six of its domestic Hospitality resellers in separate transactions for aggregate cash consideration of approximately $17 million, plus related acquisition costs.

Acquisition of Transoft, Inc. On September 7, 2012, the Company acquired substantially all of the assets of Transoft, Inc. in exchange for approximately $40 million in cash, plus related acquisition costs, of which the Company will recognize $7 million as compensation expense included within selling, general and administrative expenses over a period of two years from the acquisition date. Transoft, Inc. was a global leader in cash management software for financial institutions, and their results have been reported within our Financial Services segment since the date of the acquisition.

Acquisition of uGenius Technology, Inc. On, December 31, 2012, the Company acquired substantially all of the assets of uGenius Technology, Inc. (uGenius) for aggregate consideration of approximately $37 million in cash, including the settlement of NCR's pre-existing 8.7% equity investment in uGenius Technology, LLC, plus related acquisition costs. uGenius was a provider of video banking solutions, and their results have been reported within our Financial Services segment since the date of the acquisition.

As a result of the Company's 2012 acquisitions, NCR recorded $34 million related to identifiable intangible assets consisting primarily of proprietary technology and customer relationships, which have a weighted-average amortization period of 7 years.

The operating results of the businesses acquired in 2012 have been included within NCR’s results as of the closing date of each acquisition. The pro forma disclosures for these acquisitions are not being provided because the impact of these acquisitions is not considered material to the twelve months ended December 31, 2012. The purchase price of these businesses, reported in business acquisitions, net of cash acquired within investing activities in the Consolidated Statements of Cash Flows, has been allocated based on the estimated fair value of net tangible and intangible assets acquired, with any excess recorded as goodwill. Goodwill recognized in the Company's 2012 acquisitions was $85 million, of which it is expected that $55 million of the goodwill will be deductible for tax purposes.

2011 Acquisitions and Investments

Following is a brief description of the Company's noteworthy acquisitions and investments completed during the 2011 fiscal year:

Acquisition of Radiant Systems, Inc. On August 24, 2011, NCR completed the acquisition of Radiant Systems, Inc. (Radiant). The acquisition was completed through a tender offer and subsequent merger, with Radiant becoming a wholly-owned subsidiary of NCR. The total equity purchase price was approximately $1.2 billion.

Radiant was a leading provider of technology solutions for managing site operations in the hospitality and specialty retail industries, and is operated within NCR as a part of NCR's Hospitality line of business.
Recording of Assets Acquired and Liabilities Assumed in Radiant Acquisition
The fair value of consideration transferred to acquire Radiant was allocated to the identifiable assets acquired and liabilities assumed based upon their fair values as of the date of the acquisition as set forth below. This allocation is final as of December 31, 2011.

In millions
Purchase Consideration	Net Tangible Assets Acquired/(Liabilities Assumed)	Purchased Intangible Assets	Goodwill
$1,206	$78	$319	$809
Goodwill represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. The goodwill arising from the acquisition consists of the revenue and cost synergies expected from combining the operations of NCR and Radiant. It is expected that approximately $73 million of the goodwill recognized in connection with the acquisition will be deductible for tax purposes. The goodwill arising from the acquisition has been allocated as follows: approximately $624 million to the Hospitality segment; $86 million to the Financial Services segment; and $99 million to the Retail Solutions segment.

See Note 4, "Goodwill and Other Long-Lived Assets" for additional information related to the carrying amounts of goodwill by segment.

The intangible assets acquired in the acquisition include the following:

	Estimated Fair Value	Weighted Average Amortization Period(1)
	(In millions)	(years)
Reseller Network	88	13
Technology - Software and Hardware	106	6
Trademarks	48	9
Direct customer relationships	74	15
Noncompete agreements	2	2
Internally developed software	1	2
Total acquired intangible assets	$319

(1)
Determination of the weighted average amortization period of the individual categories of intangible assets was based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. Amortization of intangible assets with definite lives is recognized over the period of time the assets are expected to contribute to future cash flows.

The Company incurred a total of $30 million of transaction expenses relating to the acquisition, which are included in selling, general and administrative expenses in the results of operations for the year ended December 31, 2011. See Note 12, “Segment Information and Concentrations” for additional information related to revenues and operating income reported by segment.
Unaudited Pro forma Information
The following unaudited pro forma information presents the consolidated results of NCR and Radiant for the year ended December 31, 2011 and 2010. The unaudited pro forma information is presented for illustrative purposes only. It is not necessarily indicative of the results of operations of future periods, or the results of operations that actually would have been realized had the entities been a single company during the periods presented or the results that the combined company will experience after the acquisition. The unaudited pro forma information does not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition. The unaudited pro forma information also does not include any integration costs or remaining future transaction costs that the companies may incur related to the acquisition as part of combining the operations of the companies.
The unaudited pro forma consolidated results of operations, assuming the acquisition had occurred on January 1, 2010, are as follows:

In millions	Year ended December 31, 2011	Year ended December 31, 2010
Revenue	$5,538	$5,057
Net income attributable to NCR	$64	$102

2010 Acquisitions and Investments

Following is a brief description of the Company's noteworthy acquisitions and investments completed during the 2010 fiscal year:

Acquisition of Mobiqa Limited On October 15, 2010, the Company completed the acquisition of Mobiqa Limited for aggregate consideration of $16 million in cash. Mobiqa provided solutions for the delivery of mobile optimized content, as well as tickets, boarding passes, downloadable applications and coupons in the travel, entertainment and retail sectors.

Goodwill recognized in the Mobiqa acquisition was $14 million, none of which is expected to be deductible for tax purposes.

As a result of the Mobiqa acquisition, NCR recorded $2 million related to identifiable intangible assets consisting primarily of proprietary technology and customer relationships, which have a weighted-average amortization period of 4 years.

The operating results of the Mobiqa business have been included within NCR’s results as of the closing date of the acquisition. The pro forma disclosures for this acquisition is not being provided because the impact of the acquisition is not considered material to the periods in which it occurred. The purchase price of this business, reported in other investing activities in the Consolidated Statements of Cash Flows, has been allocated based on the estimated fair value of net tangible and intangible assets acquired, with any excess recorded as goodwill.

Divestitures

On February 3, 2012, NCR entered into an Asset Purchase Agreement (the “Agreement”) with Redbox Automated Retail, LLC (“Purchaser”) pursuant to which NCR would sell certain assets of its Entertainment business (the "Entertainment Business"), including, but not limited to, substantially all of NCR's DVD kiosks, certain retailer contracts, select DVD inventory and certain intellectual property to Purchaser (the “Transaction”). Pursuant to the terms of the Agreement, as amended on June 22, 2012, and upon the terms and conditions thereof, on June 22, 2012, NCR completed the disposition of the assets of its Entertainment Business to Purchaser for cash consideration of $100 million. As of the date of the sale, total assets sold of $67 million included $51 million of property, plant and equipment, $15 million of inventory, and $1 million of intangible assets.

NCR agreed to provide Purchaser with certain short-term support services following the closing under a transition services agreement. The Agreement also contemplates that, for a period of five years following the closing, Purchaser and its affiliates may procure certain hardware, software and services from NCR under a manufacturing and services agreement. If, at the end of such five-year period, Purchaser and its affiliates have not procured hardware, software and services that have yielded $25 million in margin to NCR, Purchaser will pay the difference to NCR.

We determined that the cash inflows under the transition services agreement and the manufacturing and services agreement will not constitute significant continuing involvement with the operations of the Entertainment Business after the sale. In addition, the ongoing cash inflows related to the Entertainment Business under the manufacturing and services agreement are substantially unrelated to the business sold. Therefore, we have reclassified the operating results of the Entertainment Business, for all historical periods, to income (loss) from discontinued operations, net of tax in the accompanying Consolidated Statements of Operations. During the year ended December 31, 2011, we determined that disposal of the Entertainment business was probable, and we assessed the assets of the business for impairment, which resulted in charges which reduced the carrying values of goodwill, long-lived assets and certain inventories. Refer to Note 4, "Goodwill and Other Long-Lived Assets" for additional discussion.

The following table includes the results of the Entertainment Business, which we historically included in our Entertainment segment:

In millions	For the year ended December 31
	2012	2011	2010
Revenue	$62	$152	$99
Operating expenses	101	299	142
Loss from operations	(39)	(147)	(43)
Gain from divestiture of the business	33	—	—
Loss before income taxes	(6)	(147)	(43)
Income tax benefit	(2)	(51)	(15)
Loss from discontinued operations, net of tax	$(4)	$(96)	$(28)

4. GOODWILL AND OTHER LONG-LIVED ASSETS

Goodwill

The carrying amounts of goodwill by segment as of December 31, 2012 and 2011 are included in the table below. Foreign currency fluctuations are included within other adjustments.

	January 1, 2012						December 31, 2012
In millions	Goodwill	Accumulated Impairment Losses	Total	Additions	Impairment	Other	Goodwill	Accumulated Impairment Losses	Total
Financial Services	$152	$—	$152	$50	$—	$—	$202	$—	$202
Retail Solutions	120	(3)	117	—	—	—	120	(3)	117
Hospitality	619	—	619	35	—	5	659	—	659
Entertainment	5	(5)	—	—	—	—	5	(5)	—
Emerging Industries	25	—	25	—	—	—	25	—	25
Total	$921	$(8)	$913	$85	$—	$5	$1,011	$(8)	$1,003

	January 1, 2011						December 31, 2011
In millions	Goodwill	Accumulated Impairment Losses	Total	Additions	Impairment	Other	Goodwill	Accumulated Impairment Losses	Total
Financial Services	$67	$—	$67	$86	$—	$(1)	$152	$—	$152
Retail Solutions	21	(3)	18	99	—	—	120	(3)	117
Hospitality	—	—	—	624	—	(5)	619	—	619
Entertainment	5	—	5	—	(5)	—	5	(5)	—
Emerging Industries	25	—	25	—	—	—	25	—	25
Total	$118	$(3)	$115	$809	$(5)	$(6)	$921	$(8)	$913

For 2012, based on our qualitative assessments, we determined that it is more likely than not that our reporting units' fair values were greater than their respective carrying amounts. Our qualitative assessment included, but was not limited to, consideration of macroeconomic conditions, industry and market conditions, cost factors, cash flows, changes in key management and our share price.

As of December 31, 2011, we determined that it was probable that we would dispose of our Entertainment business, which triggered an impairment assessment of the related assets which include long-lived assets, goodwill and definite-lived intangible assets. We evaluated the carrying value of these assets compared to the fair value based on a market approach using an independent third-party market price and determined the goodwill associated with the Entertainment reporting unit was fully impaired. The impairment of $5 million was recorded within income (loss) from discontinued operations, net of tax, in the Consolidated Statements of Operations for the twelve months ended December 31, 2011.

Long-Lived Assets

NCR’s identifiable intangible assets, reported in other assets in the Consolidated Balance Sheets, were specifically identified when acquired, and are deemed to have finite lives. The gross carrying amount and accumulated amortization for NCR’s identifiable intangible assets were as follows. The increase in the gross carrying amount is primarily due to the acquisitions detailed in Note 3, "Business Combinations, Investments and Divestitures."

	Amortization Period (in Years)	December 31, 2012		December 31, 2011
In millions		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Identifiable intangible assets
Reseller & customer relationships	1 - 15	$179	$(17)	$167	$(8)
Intellectual property	4 - 7	180	(80)	164	(59)
Tradenames	4 - 9	49	(8)	49	(3)
Non-compete arrangements	2 - 5	8	(7)	7	(5)
Total identifiable intangible assets		$416	$(112)	$387	$(75)

As noted above, as of December 31, 2011, we determined that it was probable that we would dispose of our Entertainment business, which triggered an impairment assessment of the related assets which include long-lived assets, goodwill and definite-lived intangible assets.

Based on this evaluation, we determined that the long-lived asset group, consisting of property, plant and equipment and definite-lived intangible assets, mainly customer relationships, related to the Entertainment business was impaired. These assets had a carrying amount of approximately $148 million, and an estimated fair value of $65 million. Of the total impairment charge of $83 million, $81 million was allocated to property, plant and equipment and $2 million was allocated to definite-lived intangible assets. Fair value was based on a market approach using an independent third-party market price. The impairment was recorded within income (loss) from discontinued operations, net of tax, in the Consolidated Statements of Operations for the twelve months ended December 31, 2011.

The aggregate amortization expense (actual and estimated) for identifiable intangible assets for the following periods is:

	December 31, 2012	For the years ended December 31 (estimated)
In millions		2013	2014	2015	2016	2017
Amortization expense	$37	$44	$43	$41	$37	$27

5. DEBT OBLIGATIONS
As of December 31, 2012, the Company’s total debt was $1.96 billion, with $72 million included in short term borrowings and $1.89 billion included in long term debt, as follows:

In millions	December 31, 2012	December 31, 2011
Senior Secured Credit Facility:
Term loan facility	$850	$700
Revolving credit facility	—	140
5.00% Senior Notes due July 15, 2022	600	—
4.625% Senior Notes due February 15, 2021	500	—
Other	13	13
Total debt	$1,963	$853

Senior Secured Credit Facility In August 2011, the Company entered into a five-year senior secured credit facility (the Senior Secured Credit Facility) with JPMorgan Chase Bank, N.A. (JPMCB), as administrative agent, and a syndicate of lenders to borrow up to $1.4 billion. The Senior Secured Credit Facility consists of a term loan facility in an aggregate principal amount of $700 million and a revolving credit facility in an aggregate principal amount of $700 million. On August 22, 2012, we entered into an Incremental Facility Agreement with and among the lenders party thereto and JPMCB, as administrative agent. The Incremental Facility Agreement relates to, and was entered into pursuant to, the Senior Secured Credit Facility, amended as of December 21, 2011 and as amended and restated as of August 22, 2012, with and among the lenders party thereto and JPMCB, as the administrative agent (the Second Amendment). The Incremental Facility Agreement supplemented the amounts available to us by $300 million by establishing a $150 million new tranche of term loan commitments and a $150 million new tranche of revolving loan commitments, bringing the total sum available under the Second Amendment and the Incremental Facility Agreement to $1.7 billion.

As of December 31, 2012, the outstanding balance under the term loan facility, was $850 million, with $70 million included in short term borrowings and $780 million included in long term debt, and the outstanding balance under the revolving credit facility was zero. The revolving credit facility also allows a portion of the availability to be used for outstanding letters of credit, and as of December 31, 2012, outstanding letters of credit totaled approximately $17 million.

Of the outstanding principal balance of the term loan facility, $700 million is required to be repaid in quarterly installments of $17.5 million beginning March 31, 2013, with the balance of $455 million being due in August 2016, and $150 million is required to be repaid in quarterly installments of $3.75 million beginning March 31, 2014, with the balance of $97.5 million being due in August 2017. Borrowings under the revolving portion of the credit facility are due in August 2016 or, in the case of the Incremental Facility, in August 2017. Amounts outstanding under the Senior Secured Credit Facility bear interest, at the Company's option, at a base rate equal to the highest of (i) the federal funds rate plus 0.50%, (ii) the administrative agent's “prime rate” and (iii) the one-month LIBOR rate plus 1.00% (the Base Rate) or LIBOR, plus a margin ranging from 0.25% to 1.50% for Base Rate-based loans that are either term loans or revolving loans and ranging from 1.25% to 2.50% for LIBOR-based loans that are either term loans or revolving loans, depending on the Company's consolidated leverage ratio. The terms of the Senior Secured Credit Facility also require certain other fees and payments to be made by the Company.

The Company's obligations under the Senior Secured Credit Facility are guaranteed by certain of its wholly-owned domestic subsidiaries. The Senior Secured Credit Facilities and these guarantees are secured by a first priority lien and security interest in certain equity interests owned by the Company and the guarantor subsidiaries in certain of their respective domestic and foreign subsidiaries. These security interests would be released if the Company achieves an “investment grade” rating, and would remain released so long as the Company maintained that rating.

The Senior Secured Credit Facility and the indentures for our senior unsecured notes include affirmative and negative covenants that restrict or limit the ability of the Company and its subsidiaries to, among other things, incur indebtedness; create liens on assets; engage in certain fundamental corporate changes or changes to the Company's business activities; make investments; sell or otherwise dispose of assets; engage in sale-leaseback or hedging transactions; repurchase stock, pay dividends or make similar distributions; repay other indebtedness; engage in certain affiliate transactions; or enter into agreements that restrict the Company's ability to create liens, pay dividends or make loan repayments. The Senior Secured Credit Facility also includes financial covenants that require us to maintain:

•
a consolidated leverage ratio on the last day of any fiscal quarter, not to exceed (i) in the case of any fiscal quarter ending prior to December 31, 2013, (a) the sum of (x) 3.50 and (y) an amount (not to exceed 1.00) to reflect new debt used to reduce NCR's unfunded pension liabilities, to (b) 1.00, (ii) in the case of any fiscal quarter ending on or after December 31, 2013 and prior to December 31, 2015, (a) the sum of (x) 3.25 and (y) an amount (not to exceed 1.00) to reflect new debt used to reduce NCR's unfunded pension liabilities, to (b) 1.00, and (iii) in the case of any fiscal quarter ending on or after December 31, 2015 3.50 to 1.00; and

•
an interest coverage ratio of at least (i) 3.50 to 1.00, in the case of any four consecutive fiscal quarters ending prior to December 31, 2013, and (ii) 4.00 to 1.00, in the case of any four consecutive fiscal quarters ending on or after December 31, 2013.

Taking into account new debt used to reduce the Company's unfunded pension liabilities, the current maximum consolidated leverage ratio under the Senior Secured Credit Facility is 4.50 to 1.00.

The Senior Secured Credit Facility also contains events of default, which are customary for similar financings. Upon the occurrence of an event of default, the lenders may, among other things, terminate the loan commitments, accelerate all loans and require cash collateral deposits in respect of outstanding letters of credit.

The Company may request, at any time and from time to time, but the lenders are not obligated to fund, the establishment of one or more term loans and/or revolving credit facilities, the proceeds of which can be used for working capital requirements and other general corporate purposes. On February 5, 2013, the Company entered into a third amendment to the Senior Secured Credit Facility that modified the maximum aggregate commitments with respect to such incremental facilities. See Note 16, "Subsequent Events," for additional information.

In connection with the Senior Secured Credit Facility, the Company deferred approximately $29 million of debt issuance costs in 2011, which are being amortized to interest expense over the life of the debt. The Second Amendment and Incremental Facility Agreement were considered modifications, not extinguishments of our credit facility, and therefore the unamortized debt issuance costs continue to be deferred. In connection with the Second Amendment and Incremental Facility Agreement, the Company deferred an additional $3 million of debt issuance costs in 2012, which are being amortized to interest expense over the life of the new debt.

Senior Notes On September 17, 2012, the Company issued $600 million aggregate principal amount of 5.00% senior unsecured notes due in 2022 (the "5.00% Notes"). These 5.00% Notes were sold at 100% of the principal amount and will mature on July 15, 2022. On December 18, 2012, the Company issued $500 million aggregate principal amount of 4.625% senior unsecured notes due in 2021 (the "4.625% Notes"). The 4.625% Notes were sold at 100% of the principal amount and will mature on February 15, 2021. These 5.00% and 4.625% Notes are unsecured senior obligations of the Company and are guaranteed, on an unsecured senior basis, by our subsidiaries, NCR International, Inc. and Radiant Systems, Inc., which also guarantee our obligations under the Senior Secured Credit Facility.

We have the option to redeem the 5.00% Notes, in whole or in part, at any time on or after July 15, 2017, at a redemption price of 102.5%, 101.667%, 100.833% and 100% during the 12-month periods commencing on July 15, 2017, 2018, 2019 and 2020 and thereafter, respectively, plus accrued and unpaid interest to the redemption date. Prior to July 15, 2017, we may redeem the 5.00% Notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the redemption date. Prior to July 15, 2015, we may redeem the 5.00% Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes originally issued at a redemption price of 105% plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more qualified equity offerings under certain further requirements.

We have the option to redeem the 4.625% Notes, in whole or in part, at any time on or after February 15, 2017, at a redemption price of 102.313%, 101.156% and 100% during the 12-month periods commencing on February15, 2017, 2018 and 2019 and thereafter, respectively, plus accrued and unpaid interest to the redemption date. Prior to February 15, 2017, we may redeem the 4.625% Notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the redemption date. Prior to February 15, 2016, we may redeem the 4.625% Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes originally issued at a redemption price of 104.625% plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more qualified equity offerings under certain further requirements.

The terms of the indenture for these notes limit the ability of the Company and certain of its subsidiaries to, among other things, incur additional debt or issue redeemable preferred stock; pay dividends or make certain other restricted payments or investments; incur liens; sell assets; incur restrictions on the ability of our subsidiaries to pay dividends to us; enter into affiliate transactions; engage in sale and leaseback transactions; and consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. For example, if these notes are assigned an investment grade rating by Moody's or S&P and no default has occurred or is continuing, certain covenants will be terminated.

In connection with the issuances of the 5.00% Notes and the 4.625% Notes, the Company entered into registration rights agreements with J.P. Morgan Securities LLC as representative of the initial purchasers of the applicable notes, and NCR International, Inc. and Radiant Systems, Inc. in their capacities as subsidiary guarantors. Each registration rights agreement requires the Company and the subsidiary guarantors, at their cost, to among other things:

•
use their commercially reasonable efforts to file a registration statement on an appropriate registration form with respect to a registered offer to exchange the notes for new notes that are guaranteed by the guarantors with terms substantially identical in all material respects to the notes (except that the exchange notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate);

•	use their commercially reasonable efforts to cause the registration statement to become effective under the Securities Act of 1933, as amended; and

•	promptly after the applicable registration statement is effective, commence an exchange offer.

In addition, under certain circumstances, the Company and the subsidiary guarantors may be required to file shelf registration statements to cover sales of the notes by their holders.

If the Company and the subsidiary guarantors do not comply with their registration statement and exchange offer obligations under a registration rights agreement, then additional interest shall accrue on the principal amount of the notes that are registrable securities (as defined in each registration rights agreement) at a rate of 0.25% per annum for the first 90-day period beginning on the day immediately following such registration default (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum).

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Additionally, in connection with the 5.00% Notes and the 4.625% Notes, the Company deferred approximately $10 million and $7 million of debt issuance costs, respectively, which are being amortized to interest expense over the life of the debt.

Debt Maturities – Maturities of long-term debt outstanding, in principal amounts, at December 31, 2012 are summarized below:

		For the years ended December 31
In millions	Total	2013	2014	2015	2016	2017	Thereafter
Debt maturities	$1,963	$72	$86	$86	$505	$106	$1,108

Fair Value of Debt – The fair value of debt is based on a discounted cash flow model that incorporates a market yield curve based on the Company’s credit rating with adjustments for duration. As of December 31, 2012 and 2011, the fair value of debt was $1.97 billion and $855 million, respectively.
6. INCOME TAXES
For the years ended December 31, income from continuing operations before income taxes consisted of the following:

In millions	2012	2011	2010
(Loss) income before income taxes
United States	$(200)	$(110)	$(59)
Foreign	382	306	195
Total income from continuing operations before income taxes	$182	$196	$136

For the years ended December 31, income tax expense (benefit) consisted of the following:

In millions	2012	2011	2010
Income tax expense (benefit)
Current
Federal	$6	$2	$(8)
State	—	1	1
Foreign	73	61	44
Deferred
Federal	(10)	(15)	(8)
State	(4)	—	(1)
Foreign	(23)	2	(39)
Total income tax expense (benefit)	$42	$51	$(11)

The following table presents the principal components of the difference between the effective tax rate and the U.S. federal statutory income tax rate for the years ended December 31:

In millions	2012	2011	2010
Income tax expense (benefit) at the U.S. federal tax rate of 35%	$64	$68	$47
Foreign income tax differential	(33)	(19)	(23)
U.S. permanent book/tax differences	(3)	3	2
Tax audit settlements	(12)	(12)	—
Change in liability for unrecognized tax benefits	12	2	4
Nondeductible transaction costs	1	4	—
U.S valuation allowance	17	5	—
Japan valuation allowance release	—	—	(40)
Other, net	(4)	—	(1)
Total income tax expense (benefit)	$42	$51	$(11)

NCR's tax provisions include a provision for income taxes in certain tax jurisdictions where its subsidiaries are profitable, but reflect only a portion of the tax benefits related to certain foreign subsidiaries' tax losses due to the uncertainty of the ultimate realization of future benefits from these losses. During 2012, we favorably settled examinations with Canada for the 2003 tax year and Japan for tax years 2001 through 2006 that resulted in tax benefits of $14 million and $13 million, respectively. In addition, the 2012 tax rate was favorably impacted by the mix of taxable profits and losses by country. These benefits were partially offset by an increase of $17 million to the U.S. valuation allowance for deferred tax assets, primarily related to tax attributes expiring by 2015. During 2011, we favorably settled examinations with Canada for 1997 through 2001 that resulted in a $12 million tax benefit. The 2010 tax benefit was favorably impacted by the release of a $40 million valuation allowance in the third quarter of 2010 that was no longer required on specific deferred tax assets in NCR’s subsidiary in Japan and by the mix of taxable profits and losses by country.

Deferred income tax assets and liabilities included in the Consolidated Balance Sheets as of December 31 were as follows:

In millions	2012	2011
Deferred income tax assets
Employee pensions and other benefits	$324	$658
Other balance sheet reserves and allowances	140	148
Tax loss and credit carryforwards	628	376
Capitalized research and development	86	67
Property, plant and equipment	8	49
Other	54	56
Total deferred income tax assets	1,240	1,354
Valuation allowance	(399)	(412)
Net deferred income tax assets	841	942
Deferred income tax liabilities
Intangibles	83	81
Capitalized software	16	10
Other	11	9
Total deferred income tax liabilities	110	100
Total net deferred income tax assets	$731	$842

NCR recorded valuation allowances related to certain deferred income tax assets due to the uncertainty of the ultimate realization of the future benefits from those assets. The valuation allowances cover deferred tax assets, primarily tax loss carryforwards, in tax jurisdictions where there is uncertainty as to the ultimate realization of a benefit from those tax losses. At December 31, 2012, our net deferred tax assets in the United States totaled approximately $590 million. For the three year period ended December 31, 2012, we had a cumulative net loss from continuing operations before income taxes, which is generally considered a negative indicator about our ability to realize the benefits of those assets. We further evaluated the realizability of the U.S. deferred tax assets by weighing other positive and negative evidence, including our history of taxable income in the U.S., and the substantial length of time over which our deferred tax assets relating to net operating losses and employee pensions may be realized. Through this assessment, realization of the related benefits was determined to be more likely than not. If we are unable to generate sufficient future taxable income in the time period within which the temporary differences underlying our deferred tax assets become deductible, or before the expiration of our loss and credit carryforwards, additional valuation allowance could be required.

As of December 31, 2012, NCR had U.S. federal and foreign tax attribute carryforwards of approximately $1.5 billion. The net operating loss carryforwards, subject to expiration, expire in the years 2013 through 2032. The amount of tax deductions in excess of previously recorded windfall tax benefits associated with stock-based compensation included in U.S. federal net operating loss carryforwards but not reflected in deferred tax assets for the year ended December 31, 2012 was $42 million. Upon realization of the U.S. federal net operating losses, the Company will recognize a windfall tax benefit as an increase to additional paid-in capital. In addition, the company had US tax credit carryforwards of $114 million. Approximately $21 million of the credit carryforwards do not expire, and $93 million expires in the years 2014 through 2032.

The aggregate changes in the balance of our gross unrecognized tax benefits were as follows for the years ended December 31:

In millions	2012	2011
Gross unrecognized tax benefits - January 1	$273	$303
Increases related to tax positions from prior years	21	24
Decreases related to tax positions from prior years	(18)	(31)
Increases related to tax provisions taken during the current year	34	23
Settlements with tax authorities	(40)	(33)
Lapses of statutes of limitation	(20)	(13)
Total gross unrecognized tax benefits - December 31	$250	$273

Of the total amount of gross unrecognized tax benefits as of December 31, 2012 up to $131 million would affect NCR’s effective tax rate if realized. The Company’s liability arising from uncertain tax positions is recorded in income tax accruals and other current liabilities in the Consolidated Balance Sheets.

We recognized interest and penalties associated with uncertain tax positions as part of the provision for income taxes in our Consolidated Statements of Operations of $4 million of expense, $11 million of benefit, and $9 million of benefit for the years ended December 31, 2012, 2011, and 2010, respectively. The gross amount of interest and penalties accrued as of December 31, 2012 and 2011 was $51 million and $48 million, respectively.

In the U.S., NCR files consolidated federal and state income tax returns where statutes of limitations generally range from three to five years. U.S. federal tax years remain open from 2009 forward. In 2011, the IRS commenced an examination of our 2009 and 2010 income tax returns, which is ongoing. In 2012, we favorably settled the IRS examination of Radiant's 2009 and 2010 income tax returns. We are still open to examination by certain foreign taxing authorities for the years 2001 onward, including several major taxing jurisdictions. We are open to examination from 2001 onward in Korea and India and from 2002 onward in Canada.

During 2013, the Company expects to resolve certain tax matters related to U.S. and foreign jurisdictions. As of December 31, 2012, we estimate that it is reasonably possible that unrecognized tax benefits may decrease by $20 million to $25 million in the next 12 months due to the resolution of these issues. With the exception of these tax matters, the Company does not expect any significant changes in unrecognized tax benefits in 2013.

NCR did not provide for U.S. federal income taxes or foreign withholding taxes in 2012 on approximately $1.5 billion of undistributed earnings of its foreign subsidiaries as such earnings are intended to be reinvested indefinitely. Due to the complex structure of the Company's international holdings, and the various methods available for repatriation, quantification of the deferred tax liability, if any, associated with these undistributed earnings is not practicable.

See the Consolidated Statements of Changes in Stockholders’ Equity for details of the tax effects on the components of other comprehensive income and Note 8, “Employee Benefit Plans.”

7. EMPLOYEE STOCK COMPENSATION PLANS
The Company recognizes all share-based payments, including grants of stock options, as compensation expense in its financial statements based on their fair value.

As of December 31, 2012, the Company’s primary types of stock-based compensation were restricted stock and stock options. The Company recorded stock-based compensation expense, the components of which are further described below, for the years ended December 31 as follows:

In millions	2012	2011	2010
Restricted stock	$46	$27	$15
Stock options	3	6	6
Total stock-based compensation (pre-tax)	49	33	21
Tax benefit	(14)	(10)	(7)
Total stock-based compensation (net of tax)	$35	$23	$14

Stock-based compensation expense for the years ended December 31, 2012, 2011 and 2010 was computed using the fair value of options as calculated using the Black-Scholes option-pricing model. The weighted average fair value of options granted was estimated based on the below weighted average assumptions and was $8.24 per share in 2012, $7.38 per share in 2011, and $5.49 per share in 2010.

	2012	2011	2010
Dividend yield	—	—	—
Risk-free interest rate	0.78%	2.04%	2.27%
Expected volatility	40.1%	40.4%	46.8%
Expected holding period (years)	5.0	5.1	4.8

Expected volatility incorporates a blend of both historical volatility of the Company’s stock over a period equal to the expected term of the options and implied volatility from traded options on the Company’s stock, as management believes this is more representative of prospective trends. The Company uses historical data to estimate option exercise and employee terminations within the valuation model. The expected holding period represents the period of time that options are expected to be outstanding. The risk-free interest rate for periods within the contractual life of the option is based on the 5-year U.S. Treasury yield curve in effect at the time of grant.

Approximately 17 million shares are authorized to be issued under the 2011 Amended and Restated Stock Incentive Plan (formerly the 2006 Stock Incentive Plan) (SIP). Details of the Company's stock-based compensation plans are discussed below.

Restricted Stock and Restricted Stock Units

The SIP provides for the issuance of restricted stock, as well as restricted stock units. These types of awards can have either service-based or performance-based vesting with performance goals being established by the Compensation and Human Resource Committee. Any grant of restricted stock or restricted stock units is subject to a vesting period of at least three years, except that a one-year term of service may be required if vesting is conditioned upon achievement of performance goals. Performance-based grants are subject to future performance measurements, which include NCR’s achievement of specific return on capital and other financial metrics (as defined in the SIP) during the performance period. Performance-based grants must be earned, based on performance, before the actual number of shares to be awarded is known. The Company considers the likelihood of meeting the performance criteria based upon management’s estimates and analysis of achievement against the performance criteria. At the date of grant, a recipient of restricted stock has all the rights of a stockholder subject to certain restrictions on transferability and a risk of forfeiture. A recipient of restricted stock units does not have the rights of a stockholder and is subject to restrictions on transferability and risk of forfeiture. Other terms and conditions applicable to any award of restricted stock or restricted stock units will be determined by the Compensation and Human Resource Committee and set forth in the agreement relating to that award.

The following table reports restricted stock activity during the year ended December 31, 2012:

Shares in thousands	Number of Shares	Weighted Average Grant-Date Fair Value per Share
Unvested shares as of January 1	5,384	$15.22
Shares granted	2,427	$19.59
Shares vested	(2,854)	$12.39
Shares forfeited	(237)	$18.04
Unvested shares as of December 31	4,720	$19.02

The total intrinsic value of shares vested and distributed was $68 million in 2012, $1 million in 2011, and $9 million in 2010. As of December 31, 2012, there was $47 million of unrecognized compensation cost related to unvested restricted stock grants. The unrecognized compensation cost is expected to be recognized over a remaining weighted-average period of 1.6 years.

The following table represents the composition of restricted stock grants in 2012:

Shares in thousands	Number of Shares	Weighted Average Grant-Date Fair Value
Service-based shares	660	$21.59
Performance-based shares	1,767	$18.85
Total restricted stock grants	2,427	$19.59

The 2012 performance-based share grant activity above includes 1.2 million shares related to the 2012 to 2013 performance period. The remaining performance-based share grant activity in 2012 relates to the achievement of performance goals in 2012 associated with performance-based shares granted in a prior period.

Stock Options

The SIP also provides for the grant of several different forms of stock-based compensation, including stock options to purchase shares of NCR common stock. The Compensation and Human Resource Committee of the Board of Directors has discretion to determine the material terms and conditions of option awards under the SIP, provided that (i) the exercise price must be no less than the fair market value of NCR common stock (defined as the closing price) on the date of grant, (ii) the term must be no longer than ten years, and (iii) in no event shall the normal vesting schedule provide for vesting in less than one year. Other terms and conditions of an award of stock options will be determined by the Compensation and Human Resource Committee of the Board of Directors as set forth in the agreement relating to that award. The Compensation and Human Resource Committee has authority to administer the SIP, except that the Committee on Directors and Governance will administer the SIP with respect to non-employee members of the Board of Directors. New shares of the Company’s common stock are issued as a result of stock option exercises.

The following table summarizes the Company’s stock option activity for the year ended December 31, 2012:

Shares in thousands	Shares Under Option	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding as of January 1	8,156	$16.23
Granted	65	$23.06
Exercised	(3,264)	$14.45
Forfeited or expired	(99)	$17.55
Outstanding as of December 31	4,858	$17.49	4.34	$38
Fully vested and expected to vest as of December 31	4,799	$17.53	4.47	$37
Exercisable as of December 31	4,168	$18.05	3.85	$30

The total intrinsic value of all options exercised was $31 million in 2012, $8 million in 2011, and $3 million in 2010. Cash received from option exercises under all share-based payment arrangements was $47 million in 2012, $13 million in 2011, and $6 million in 2010. The tax benefit realized from these exercises was $10 million in 2012, $3 million in 2011, and $1 million in 2010. As of December 31, 2012, there was $2 million of total unrecognized compensation cost related to unvested stock option grants. The cost is expected to be recognized over a weighted-average period of 1 year.

Other Share-based Plans

The Employee Stock Purchase Plan (ESPP) enables eligible employees to purchase NCR’s common stock at a discount to the average of the highest and lowest sale prices on the last trading day of each month. The ESPP discount is 5% of the average market price. Accordingly, this plan is considered non-compensatory. Employees may authorize payroll deductions of up to 10% of eligible compensation for common stock purchases. Employees purchased approximately 0.3 million shares in 2012, 0.3 million shares in 2011, and 0.4 million shares in 2010 for approximately $6 million in 2012, $5 million in 2011, and $5 million in 2010. A total of 4 million shares were originally authorized to be issued under the new ESPP and approximately 1.9 million authorized shares remain unissued as of December 31, 2012.

8. EMPLOYEE BENEFIT PLANS
Pension, Postretirement and Postemployment Plans NCR sponsors defined benefit plans for many of its U.S. and international employees. For salaried employees, the defined benefit plans are based primarily upon compensation and years of service. For certain hourly employees in the U.S., the benefits are based on a fixed dollar amount per years of service. NCR’s U.S. pension plans ceased the accrual of additional benefits after December 31, 2006 and are closed to new participants. Certain international plans are also closed to new participants. NCR’s funding policy is to contribute annually not less than the minimum required by applicable laws and regulations. Assets of NCR’s defined benefit plans are primarily invested in publicly traded common stocks, corporate and government debt securities, real estate investments, and cash or cash equivalents.

NCR recognizes the funded status of each applicable plan on the Consolidated Balance Sheets. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. Changes to the funded status are recognized as a component of accumulated other comprehensive loss in stockholders’ equity.

Prior to September 1998, substantially all U.S. employees who reached retirement age while working for NCR were eligible to participate in a postretirement benefit plan. The plan provides medical care and life insurance benefits to retirees and their eligible dependents. In September 1998, the plan was amended whereby U.S. participants who had not reached a certain age and years of service with NCR were no longer eligible for such benefits. Non-U.S. employees are typically covered under government-sponsored programs, and NCR generally does not provide postretirement benefits other than pensions to non-U.S. retirees. NCR generally funds these benefits on a pay-as-you-go basis.

NCR offers various postemployment benefits to involuntarily terminated and certain inactive employees after employment but before retirement. These benefits are paid in accordance with NCR’s established postemployment benefit practices and policies. Postemployment benefits include mainly severance as well as disability benefits, supplemental unemployment benefits, workers’ compensation benefits, and continuation of healthcare benefits and life insurance coverage. NCR provides appropriate accruals for these postemployment benefits. These postemployment benefits are funded on a pay-as-you-go basis.

Amounts to be Recognized

The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost (income) during 2013 are as follows:

In millions	U.S. Pension Benefits	International Pension Benefits	Total Pension Benefits	Postretirement Benefits	Postemployment Benefits
Prior service cost (income)	$—	$5	$5	$(18)	$(6)
Actuarial loss	$45	$72	$117	$3	$9

Pension Plans

Reconciliation of the beginning and ending balances of the benefit obligations for NCR's pension plans are as follows:

	U.S. Pension Benefits		International Pension Benefits		Total Pension Benefits
In millions	2012	2011	2012	2011	2012	2011
Change in benefit obligation
Benefit obligation as of January 1	$4,027	$3,595	$2,033	$1,927	$6,060	$5,522
Net service cost	—	—	14	15	14	15
Interest cost	159	182	83	90	242	272
Amendment	—	—	9	(3)	9	(3)
Actuarial loss	203	451	130	126	333	577
Benefits paid	(687)	(201)	(111)	(121)	(798)	(322)
Plan participant contributions	—	—	3	3	3	3
Curtailment	—	—	(1)	—	(1)	—
Settlement	(240)	—	(2)	—	(242)	—
Currency translation adjustments	—	—	91	(4)	91	(4)
Benefit obligation as of December 31	$3,462	$4,027	$2,249	$2,033	$5,711	$6,060
Accumulated benefit obligation as of December 31	$3,462	$4,027	$2,166	$1,955	$5,628	$5,982

A reconciliation of the beginning and ending balances of the fair value of the plan assets of NCR's pension plans are as follows:

	U.S. Pension Benefits		International Pension Benefits		Total Pension Benefits
In millions	2012	2011	2012	2011	2012	2011
Change in plan assets
Fair value of plan assets as of January 1	$2,733	$2,692	$1,981	$1,833	$4,714	$4,525
Actual return on plan assets	318	233	181	154	499	387
Company contributions	651	9	101	116	752	125
Benefits paid	(687)	(201)	(111)	(121)	(798)	(322)
Settlement	—	—	(2)	—	(2)	—
Currency translation adjustments	—	—	75	(4)	75	(4)
Plan participant contributions	—	—	3	3	3	3
Fair value of plan assets as of December 31	$3,015	$2,733	$2,228	$1,981	$5,243	$4,714

The following table presents the funded status and the reconciliation of the funded status to amounts recognized in the Consolidated Balance Sheets and in accumulated other comprehensive loss as of December 31:

	U.S. Pension Benefits		International Pension Benefits		Total Pension Benefits
In millions	2012	2011	2012	2011	2012	2011
Funded Status	$(447)	$(1,294)	$(21)	$(52)	$(468)	$(1,346)
Amounts recognized in the Consolidated Balance Sheets
Noncurrent assets	$—	$—	$368	$339	$368	$339
Current liabilities	(9)	(8)	(15)	(15)	(24)	(23)
Noncurrent liabilities	(438)	(1,286)	(374)	(376)	(812)	(1,662)
Net amounts recognized	$(447)	$(1,294)	$(21)	$(52)	$(468)	$(1,346)
Amounts recognized in accumulated other comprehensive loss
Net actuarial loss	$858	$1,272	$809	$781	$1,667	$2,053
Prior service cost	—	—	5	3	5	3
Total	$858	$1,272	$814	$784	$1,672	$2,056

For pension plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of assets were $4,271 million, $4,243 million, and $3,450 million, respectively, as of December 31, 2012, and $4,831 million, $4,802 million and $3,173 million, respectively, as of December 31, 2011.

The net periodic benefit (income) cost of the pension plans for the years ended December 31 was as follows:

In millions	U.S. Pension Benefits			International Pension Benefits			Total Pension Benefits
	2012	2011	2010	2012	2011	2010	2012	2011	2010
Net service cost	$—	$—	$—	$14	$15	$15	$14	$15	$15
Interest cost	159	182	190	83	90	89	242	272	279
Expected return on plan assets	(116)	(156)	(166)	(96)	(110)	(109)	(212)	(266)	(275)
Settlement charge	119	—	—	4	3	8	123	3	8
Amortization of:
Prior service cost	—	—	—	7	6	—	7	6	—
Actuarial loss	56	123	119	62	69	62	118	192	181
Net benefit cost	$218	$149	$143	$74	$73	$65	$292	$222	$208

On September 17, 2012, the Company completed the offering of the 5.00% Notes, the proceeds of which were used to fund a $500 million discretionary contribution to the Company's U.S. qualified pension plan in the third quarter of 2012 and a subsequent $100 million discretionary contribution in the fourth quarter of 2012. In the third quarter of 2012, the Company also offered a voluntary lump sum payment option to certain former employees who were deferred vested participants of the Company's U.S. pension plan who had not yet started monthly payments of their pension benefit. The voluntary lump sum payment offer was completed during the fourth quarter of 2012, which resulted in a reduction in the pension liability of the U.S. qualified pension plan of $240 million and accumulated other comprehensive loss of $359 million and a settlement charge of $119 million.

The weighted average rates and assumptions used to determine benefit obligations as of December 31 were as follows:

	U.S. Pension Benefits		International Pension Benefits		Total Pension Benefits
	2012	2011	2012	2011	2012	2011
Discount rate	3.8%	4.0%	3.7%	4.1%	3.7%	4.0%
Rate of compensation increase	N/A	N/A	2.5%	3.0%	2.5%	3.0%

The weighted average rates and assumptions used to determine net periodic benefit cost for the years ended December 31 were as follows:

	U.S. Pension Benefits			International Pension Benefits			Total Pension Benefits
	2012	2011	2010	2012	2011	2010	2012	2011	2010
Discount rate	4.0%	5.3%	5.8%	4.1%	4.6%	4.9%	4.0%	5.0%	5.4%
Expected return on plan assets	4.8%	6.8%	7.5%	4.8%	5.5%	6.0%	4.8%	6.3%	6.9%
Rate of compensation increase	N/A	N/A	N/A	3.0%	3.5%	3.7%	3.0%	3.5%	3.7%

The discount rate used to determine December 31, 2012 U.S. benefit obligations was derived by matching the plans’ expected future cash flows to the corresponding yields from the Aon Hewitt AA Bond Universe Curve. This yield curve has been constructed to represent the available yields on high-quality, fixed-income investments across a broad range of future maturities. International discount rates were determined by examining interest rate levels and trends within each country, particularly yields on high-quality, long-term corporate bonds, relative to our future expected cash flows.

NCR employs a building block approach as its primary approach in determining the long-term expected rate of return assumptions for plan assets. Historical market returns are studied and long-term relationships between equities and fixed income are preserved consistent with the widely accepted capital market principle that assets with higher volatilities generate higher returns over the long run. Current market factors, such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The expected long-term portfolio return is established for each plan via a building block approach with proper rebalancing consideration. The result is then adjusted to reflect additional expected return from active management net of plan expenses. Historical plan returns, the expectations of other capital market participants, and peer data are all used to review and assess the results for reasonableness and appropriateness.

The expected return on plan assets component of pension expense for our U.S. pension plan was determined using the expected rate of return and a calculated value of assets, referred to as the “market-related value.” The market-related value for this plan was $2,735 million and $2,496 million as of December 31, 2012 and 2011, respectively, which is less than the fair value of plan assets by $278 million and $234 million, respectively. Differences between the assumed and actual returns are amortized to the market-related value on a straight-line basis over a 5-year period. Differences in excess of 10% of the market value are recognized immediately. Similar approaches are employed in determining expense for NCR’s international plans.

Gains and losses have resulted from changes in actuarial assumptions and from differences between assumed and actual experience, including, among other items, changes in discount rates and differences between actual and assumed asset returns. These gains and losses (except those differences being amortized to the market-related value) are only amortized to the extent that they exceed 10% of the higher of the market-related value or the projected benefit obligation of each respective plan. As a result, for the U.S. pension plan, unrecognized net losses of $334 million are not expected to be amortized during fiscal 2013. The remaining unrecognized net losses in excess of the corridor are $758 million.

In 2012, this loss was amortized over the expected remaining lifetime of plan participants because almost all of the participants are inactive. This is a change from prior years in which losses were amortized over the expected service period of active plan participants. In 2012, our largest UK plan also began amortizing losses over the expected remaining lifetime of plan participants. For NCR's other U.S. and international plans where all or almost all of the plan participants are inactive, the gains or losses will also be amortized over the expected remaining lifetime of the participants.

Plan Assets The weighted average asset allocations as of December 31, 2012 and 2011 by asset category are as follows:

	U.S. Pension Fund			International Pension Fund
	Actual Allocation of Plan Assets as of December 31		Target Asset Allocation	Actual Allocation of Plan Assets as of December 31		Target Asset Allocation
	2012	2011		2012	2011
Equity securities	—%	18%	0 - 2%	24%	24%	24 - 31%
Debt securities	97%	80%	96 - 100%	65%	65%	61 - 68%
Real estate	1%	2%	0 - 2%	6%	6%	3 - 5%
Other	2%	—%	0 - 2%	5%	5%	3 - 6%
Total	100%	100%		100%	100%

The fair value of plan assets as of December 31, 2012 and 2011 by asset category is as follows:

		U.S.				International
In millions	Notes	Fair Value as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Equity securities:
Common stock	1	$2	$1	$—	$1	$170	$170	$—	$—
Fixed income securities:
Government securities	2	228	—	228	—	114	—	114	—
Corporate debt	3	1,214	—	1,214	—	199	—	199	—
Other types of investments:
Money market funds	4	33	—	33	—	46	—	46	—
Common and commingled trusts - Equities	4	—	—	—	—	246	105	141	—
Common and commingled trusts - Bonds	4	1,191	—	1,191	—	907	—	907	—
Common and commingled trusts - Short Term Investments	4	49	—	49	—	—	—	—	—
Common and commingled trusts - Balanced	4	1	—	1	—	36	—	36	—
Partnership/joint venture interests - Real estate	5	40	—	—	40	—	—	—	—
Partnership/joint venture interests - Other	5	22	—	—	22	62	—	—	62
Mutual funds	4	206	206	—	—	261	261	—	—
Insurance products	4	28	—	28	—	56	—	56	—
Real estate and other	5	1	—	1	—	131	—	—	131
Total		$3,015	$207	$2,745	$63	$2,228	$536	$1,499	$193

		U.S.				International
In millions	Notes	Fair Value as of December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value as of December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Equity securities:
Preferred stock	1	$—	$—	$—	$—	$1	$1	$—	$—
Common stock	1	201	200	—	1	259	259	—	—
Fixed income securities:
Government securities	2	225	—	225	—	163	—	163	—
Corporate debt	3	781	—	781	—	88	—	88	—
Other types of investments:
Money market funds	4	32	—	32	—	40	—	40	—
Common and commingled trusts - Equities	4	209	—	209	—	123	—	123	—
Common and commingled trusts - Bonds	4	964	—	964	—	968	—	968	—
Common and commingled trusts - Short Term Investments	4	20	—	20	—	—	—	—	—
Common and commingled trusts - Balanced	4	1	—	1	—	31	—	31	—
Partnership/joint venture interests - Real estate	5	42	—	—	42	—	—	—	—
Partnership/joint venture interests - Other	5	53	—	—	53	55	—	—	55
Mutual funds	4	200	200	—	—	60	60	—	—
Insurance products	4	1	—	1	—	54	—	54	—
Real estate and other	5	4	4	—	—	139	7	—	132
Total		$2,733	$404	$2,233	$96	$1,981	$327	$1,467	$187

Notes:

1.	Common and preferred stocks are valued based on quoted market prices at the closing price as reported on the active market on which the individual securities are traded.

2.
Government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for identical or similar securities, the security is valued under a discounted cash flows approach that maximizes observable inputs, such as current yields on similar instruments but includes adjustments for certain risks that may not be observable, such as credit and liquidity risks.

3.
Corporate debt is valued primarily based on observable market quotations for similar bonds at the closing price reported on the active market on which the individual securities are traded. When such quoted prices are not available, the bonds are valued using a discounted cash flows approach using current yields on similar instruments of issuers with similar credit ratings.

4.
Common/collective trusts and registered investment companies (RICs) such as mutual funds are valued using a Net Asset Value (NAV) provided by the manager of each fund. The NAV is based on the underlying net assets owned by the fund, divided by the number of shares or units outstanding. The fair value of the underlying securities within the fund, which are generally traded on an active market, are valued at the closing price reported on the active market on which those individual securities are traded. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value investments. This valuation approach is often used in valuing insurance products with underlying investments in mutual funds, commingled funds and pooled separate accounts.

5.
Partnership/joint ventures and hedge funds are valued based on the fair value of the underlying securities within the fund, which include investments both traded on an active market and not traded on an active market. For those investments that are traded on an active market, the values are based on the closing price reported on the active market on which those individual securities are traded and in the case of hedge funds they are valued using a Net Asset Value (NAV) provided by the manager of each fund. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiples and cost valuation approaches, are employed by the fund manager to value investments.

The following table presents the reconciliation of the beginning and ending balances of those plan assets classified within Level 3 of the valuation hierarchy. When the determination is made to classify the plan assets within Level 3, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement.

In millions	U.S. Pension Plans	International Pension Plans
Balance, December 31, 2010	$109	$174
Realized and unrealized gains and losses, net	1	2
Purchases, sales and settlements, net	(15)	11
Transfers, net	1	—
Balance, December 31, 2011	$96	$187
Realized and unrealized gains and losses, net	4	17
Purchases, sales and settlements, net	(37)	(11)
Transfers, net	—	—
Balance, December 31, 2012	$63	$193

Investment Strategy NCR has historically employed a total return investment approach, whereby a mix of fixed-income, equities and real estate investments are used to maximize the long-term return of plan assets subject to a prudent level of risk. The risk tolerance is established for each plan through a careful consideration of plan liabilities, plan funded status and corporate financial condition. During the first quarter of 2010, the Company completed a comprehensive analysis of its capital allocation strategy, with specific focus on its approach to pension management. As a result of this analysis, the Company implemented a plan to reduce future volatility in the value of assets held by the U.S. pension plan by rebalancing the asset allocation to a portfolio of entirely fixed income assets by the end of 2012. At the end of 2012, the Company had reallocated approximately 100% of pension assets to fixed income assets compared to 80% at the end of 2011. Similar investment strategy changes are under consideration or being implemented in a number of NCR’s international plans.

The investment portfolios contain a diversified blend of fixed-income and equity investments. Furthermore, fixed-income assets are also diversified across U.S. and non-U.S. issuers, type of fixed-income security (i.e., government bonds, corporate bonds, mortgage-backed securities) and credit quality. Equity investments are diversified across U.S. and non-U.S. stocks, small and large capitalization stocks, and growth and value stocks. Where applicable, real estate investments are made through real estate securities, partnership interests or direct investment and are diversified by property type and location. Other assets, such as cash or private equity are used judiciously to improve portfolio diversification and enhance risk-adjusted portfolio returns. Derivatives may be used to adjust market exposures in an efficient and timely manner. Due to the timing of security purchases and sales, cash held by fund managers is classified in the same asset category as the related investment. Rebalancing algorithms are applied to keep the asset mix of the plans from deviating excessively from their targets. Investment risk is measured and monitored on an ongoing basis through regular performance reporting, investment manager reviews, actuarial liability measurements and periodic investment strategy reviews.

Postretirement Plans

Reconciliation of the beginning and ending balances of the benefit obligation for NCR's U.S. postretirement plan is as follows:

	Postretirement Benefits
In millions	2012	2011
Change in benefit obligation
Benefit obligation as of January 1	$44	$55
Gross service cost	—	—
Interest cost	1	2
Amendment	(4)	—
Actuarial loss (gain)	(1)	(6)
Plan participant contributions	3	4
Benefits paid	(8)	(11)
Benefit obligation as of December 31	$35	$44

The following table presents the funded status and the reconciliation of the funded status to amounts recognized in the Consolidated Balance Sheets and in accumulated other comprehensive loss as of December 31:

	Postretirement Benefits
In millions	2012	2011
Benefit obligation	$(35)	$(44)
Amounts recognized in the Consolidated Balance Sheets
Current liabilities	$(5)	$(8)
Noncurrent liabilities	(30)	(36)
Net amounts recognized	$(35)	$(44)
Amounts recognized in accumulated other comprehensive loss
Net actuarial loss	$29	$33
Prior service benefit	(88)	(102)
Total	$(59)	$(69)

The net periodic benefit (income) cost of the postretirement plan for the years ended December 31 was:

In millions	Postretirement Benefits
	2012	2011	2010
Interest cost	$1	$2	$5
Net service cost	—	—	—
Amortization of:
Prior service benefit	(18)	(18)	(13)
Actuarial loss	3	3	4
Net periodic benefit (income) cost	$(14)	$(13)	$(4)

The assumptions utilized in accounting for postretirement benefit obligations as of December 31 and for postretirement benefit income for the years ended December 31 were:

	Postretirement Benefit Obligations		Postretirement Benefit Costs
	2012	2011	2012	2011	2010
Discount rate	2.6%	3.3%	3.3%	4.3%	5.0%

Assumed healthcare cost trend rates as of December 31 were:

	2012		2011
	Pre-65 Coverage	Post-65 Coverage	Pre-65 Coverage	Post-65 Coverage
Healthcare cost trend rate assumed for next year	8.0%	6.5%	9.0%	7.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%	5.0%	5.0%
Year that the rate reaches the ultimate rate	2018	2018	2018	2018

In addition, a one percentage point change in assumed healthcare cost trend rates would have the following effects on the postretirement benefit income and obligation:

In millions	1% Increase	1% Decrease
Service cost and interest cost for the year ended December 31, 2012	$—	$—
Postretirement benefit obligation as of December 31, 2012	$1	$(1)

Postemployment Benefits

Reconciliation of the beginning and ending balances of the benefit obligation for NCR's postemployment plan was:

	Postemployment Benefits
In millions	2012	2011
Change in benefit obligation
Benefit obligation as of January 1	$264	$313
Restructuring program cost	(1)	6
Service cost	24	25
Interest cost	9	10
Amendments	(3)	(41)
Benefits paid	(37)	(31)
Foreign currency exchange	1	2
Actuarial (gain) loss	1	(20)
Benefit obligation as of December 31	$258	$264

During the fourth quarter of 2011, the Company approved changes in the benefits provided under its severance plan in Japan. With these changes, the plan's participants will receive a reduced benefit. This change reduced the Company’s postemployment plan liability and accumulated other comprehensive loss by $44 million.

The following tables present the funded status and the reconciliation of the unfunded status to amounts recognized in the Consolidated Balance Sheets and in accumulated other comprehensive loss at December 31:

	Postemployment Benefits
In millions	2012	2011
Benefit obligation	$(258)	$(264)
Amounts recognized in the Consolidated Balance Sheets
Current liabilities	$(42)	$(44)
Noncurrent liabilities	(216)	(220)
Net amounts recognized	$(258)	$(264)
Amounts recognized in accumulated other comprehensive loss
Net actuarial loss	$87	$97
Prior service benefit	(36)	(40)
Total	$51	$57

The net periodic benefit cost of the postemployment plan for the years ended December 31 was:

In millions	Postemployment Benefits
	2012	2011	2010
Service cost	$24	$25	$22
Interest cost	9	10	11
Amortization of:
Prior service benefit	(6)	(9)	(1)
Actuarial loss	11	14	12
Net benefit cost	$38	$40	$44
Restructuring severance cost	(1)	6	(1)
Net periodic benefit cost	$37	$46	$43

During the third quarter of 2011, NCR recorded approximately $6 million of severance costs related to the acquisition of Radiant.

During the second quarter of 2011, NCR announced a change in the long term disability benefits provided to former employees, effective July 1, 2011. This action reduced the actuarial liability associated with this benefit by approximately $6 million in the second quarter of 2011.

The weighted average assumptions utilized in accounting for postemployment benefit obligations as of December 31 and for postemployment benefit costs for the years ended December 31 were:

	Postemployment Benefit Obligations		Postemployment Benefit Costs
	2012	2011	2012	2011	2010
Discount rate	2.9%	3.5%	3.5%	3.9%	4.3%
Salary increase rate	2.6%	3.2%	3.2%	3.4%	3.6%
Involuntary turnover rate	5.5%	5.5%	5.5%	5.5%	5.0%

The below table presents each relevant component of other comprehensive income related to NCR's benefit plans as of December 31, 2012, including the tax effects of each component:

In millions	Before-Tax Amount	Tax Benefit (Expense)	Net-of-Tax Amount
Prior service cost during year	$(2)	$(2)	$(4)
Amortization of prior service benefit	(17)	8	(9)
Net gain arising during year	91	(82)	9
Actuarial loss included in benefits expense	255	(72)	183
Total benefit plans	$327	$(148)	$179

Cash Flows Related to Employee Benefit Plans

Cash Contributions NCR does not plan to contribute to the U.S. qualified pension plan in 2013, and plans to contribute approximately $125 million to the international pension plans and $10 million to the executive pension plan in 2013. The Company also plans to make contributions of $5 million to the U.S. postretirement plan and $42 million to the postemployment plan in 2013.

Estimated Future Benefit Payments NCR expects to make the following benefit payments reflecting past and future service from its pension, postretirement and postemployment plans:

In millions	U.S. Pension Benefits	International Pension Benefits	Total Pension Benefits	Postretirement Benefits	Postemployment Benefits
Year
2013	$223	$102	$325	$5	$42
2014	$221	$101	$322	$5	$39
2015	$220	$100	$320	$4	$37
2016	$218	$104	$322	$3	$36
2017	$217	$102	$319	$3	$34
2018 - 2022	$1,071	$528	$1,599	$10	$144

Savings Plans U.S. employees and many international employees participate in defined contribution savings plans. These plans generally provide either a specified percent of pay or a matching contribution on participating employees’ voluntary elections. NCR’s matching contributions typically are subject to a maximum percentage or level of compensation. Employee contributions can be made pre-tax, after-tax or a combination thereof. The expense under the U.S. plan was approximately $10 million in 2012, $8 million in 2011, and $8 million in 2010. The expense under international and subsidiary savings plans was $17 million in 2012, $16 million in 2011, and $14 million in 2010.

9. COMMITMENTS AND CONTINGENCIES
In the normal course of business, NCR is subject to various proceedings, lawsuits, claims and other matters, including, for example, those that relate to the environment and health and safety, employee benefits, import/export compliance, intellectual property, data privacy and security, product liability, commercial disputes and regulatory compliance, among others. Additionally, NCR is subject to diverse and complex laws and regulations, including those relating to corporate governance, public disclosure and reporting, environmental safety and the discharge of materials into the environment, product safety, import and export compliance, data privacy and security, antitrust and competition, government contracting, anti-corruption, and labor and human resources, which are rapidly changing and subject to many possible changes in the future. Compliance with these laws and regulations, including changes in accounting standards, taxation requirements, and federal securities laws among others, may create a substantial burden on, and substantially increase costs to NCR or could have an impact on NCR's future operating results. NCR believes the amounts provided in its Consolidated Financial Statements, as prescribed by GAAP, are currently adequate in light of the probable and estimable liabilities with respect to such matters, but there can be no assurances that the amounts required to satisfy alleged liabilities from such matters will not impact future operating results. Other than as stated below, the Company does not currently expect to incur material capital expenditures related to such matters. However, there can be no assurances that the actual amounts required to satisfy alleged liabilities from various lawsuits, claims, legal proceedings and other matters, including, but not limited to the Fox River and Kalamazoo River environmental matters and other matters discussed below, and to comply with applicable laws and regulations, will not exceed the amounts reflected in NCR’s Consolidated Financial Statements or will not have a material adverse effect on its consolidated results of operations, capital expenditures, competitive position, financial condition or cash flows. Any costs that may be incurred in excess of those amounts provided as of December 31, 2012 cannot currently be reasonably determined, or are not currently considered probable.

In 2012, NCR received anonymous allegations from a purported whistleblower regarding certain aspects of the Company's business practices in China, the Middle East and Africa. The principal allegations related to the Company's compliance with the Foreign Corrupt Practices Act (FCPA) and federal regulations that prohibit U.S. persons from engaging in certain activities in Syria.  NCR promptly retained experienced outside counsel and began an internal investigation of those allegations that was completed in 2013.  See Note 16, "Subsequent Events."  On August 31, 2012, the Board of Directors received a demand letter from an individual shareholder demanding that the Board investigate and take action in connection with certain of the whistleblower allegations.  The Board formed a Special Committee to investigate those matters, and that Special Committee also separately retained experienced outside counsel and completed an investigation in 2013.  See Note 16, "Subsequent Events."

With respect to Syria, in 2012 NCR voluntarily notified the U.S. Treasury Department, Office of Foreign Assets Control (OFAC) of potential violations and ceased operations in Syria, which were commercially insignificant. The notification related to confusion stemming from the Company's failure to register in Syria the transfer of the Company's Syrian branch to a foreign subsidiary and to deregister the Company's legacy Syrian branch, which was a branch of NCR Corporation.

With respect to the FCPA, the Company made a presentation to the staff of the Securities and Exchange Commission (SEC) and the U.S. Department of Justice (DOJ) providing the facts known to the Company related to the whistleblower's FCPA allegations, and advising the government that many of these allegations were unsubstantiated. The Company is responding to a subpoena of the SEC and requests of the DOJ for documents and information related to the FCPA, including matters related to the whistleblower's FCPA allegations.

The Company is fully cooperating with the authorities with respect to all of these matters. There can be no assurance that the Company will not be subject to fines or other remedial measures as a result of OFAC's, the SEC's or the DOJ's investigations.

The United States Department of Justice conducted an investigation regarding the propriety of the Company’s former Teradata Data Warehousing business’s arrangements and understandings with others in connection with certain federal contracts. In connection with the spin-off of Teradata on September 30, 2007, the responsibility for this matter, together with the related reserve, was distributed to Teradata Corporation. The claims in this matter were settled in December 2012. Teradata Corporation is obligated to pay the amount of the settlement.

A separate portion of the government’s investigation related to the adequacy of pricing disclosures made to the government in connection with negotiation of the Company’s General Services Administration Federal Supply Schedule and to whether certain subsequent price reductions were properly passed on to the government. In connection with the settlement described in the preceding paragraph, the government is no longer pursuing this investigation.

In relation to a patent infringement case filed by a company known as Automated Transactions, Limited (ATL) the Company agreed to defend and indemnify its customers, 7-Eleven and Cardtronics. On behalf of those customers, the Company won summary judgment in the case in March 2011. ATL's appeal of that ruling was decided in favor of 7-Eleven and Cardtronics in 2012, and ATL's motion for reconsideration of that decision was denied in the third quarter of 2012. (There are further proceedings to occur in the trial court on the indemnified companies' counterclaims against ATL, such that the case is not fully resolved, although ATL's claims of infringement have now been fully adjudicated.) ATL contends that Vcom terminals sold by the Company to 7-Eleven (Cardtronics ultimately purchased the business from 7-Eleven) infringed certain ATL patents that purport to relate to the combination of an ATM with an Internet kiosk, in which a retail transaction can be realized over an Internet connection provided by the kiosk. Independent of the litigation, the U.S. Patent and Trademark Office (USPTO) rejected the parent patent as invalid in view of certain prior art, although related continuation patents were not reexamined by the USPTO. ATL filed a second suit against the same companies with respect to a broader range of ATMs, based on the same patents plus a more recently issued patent; that suit has been consolidated with the first case. See Note 16, "Subsequent Events," for additional information regarding this matter.
Environmental Matters NCR’s facilities and operations are subject to a wide range of environmental protection laws, and NCR has investigatory and remedial activities underway at a number of facilities that it currently owns or operates, or formerly owned or operated, to comply, or to determine compliance, with such laws. Also, NCR has been identified, either by a government agency or by a private party seeking contribution to site clean-up costs, as a potentially responsible party (PRP) at a number of sites pursuant to various state and federal laws, including the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and comparable state statutes. Other than the Fox River matter and the litigation expenses in the Kalamazoo River matter detailed below, we currently do not anticipate material expenses and liabilities from these environmental matters.
NCR is one of eight entities that were formally notified by governmental and other entities (such as local Native American tribes) that they are PRPs for environmental claims under CERCLA and other statutes arising out of the presence of polychlorinated biphenyls (PCBs) in sediments in the lower Fox River and in the Bay of Green Bay in Wisconsin. NCR was identified as a PRP because of alleged PCB discharges from two carbonless copy paper manufacturing facilities it previously owned, which were located along the Fox River. Some parties contend that NCR is also responsible for PCB discharges from paper mills owned by other companies because NCR carbonless copy paper "broke" was allegedly purchased by those mills as a raw material for their paper making processes. NCR sold its facilities in 1978 to Appleton Papers Inc. (API), which was also identified as a PRP. The other Fox River PRPs that received notices are P.H. Glatfelter Company, Georgia-Pacific Consumer Products LP (GP, successor to Fort James Operating Company), WTM I Co. (formerly Wisconsin Tissue Mills, now owned by Canal Corporation, formerly known as Chesapeake Corporation), CBC Corporation (formerly Riverside Paper Corporation), U.S. Paper Mills Corp. (owned by Sonoco Products Company), and Menasha Corporation.
In the October 2010 Government enforcement action discussed below, the federal and state governments assert certain claims against the eight parties referenced above as well as four other entities. These claims, filed under CERCLA and other statutes, relate to the presence of PCBs at the Fox River site, and as a result the four newly named parties are also properly viewed as PRPs with respect to the site. Those entities are NewPage Wisconsin Systems, Inc., Neenah-Menasha Sewerage Commission, Kimberly-Clark Corporation, and the City of Appleton, Wisconsin.

During the past several years, the United States Environmental Protection Agency (USEPA) and Wisconsin Department of Natural Resources (WDNR) (together, the Governments) assessed and developed clean-up plans for the upper and lower parts of the Fox River and for portions of the Bay of Green Bay, contained in various Records of Decisions (RODs) issued in January 2003, July 2003 and June 2007 (the last is referred to as the Amended ROD). In general, the clean-up plan or remedy calls for a combination of dredging and capping to remediate the sediments in the river, and for monitored natural attenuation in the Bay of Green Bay. Since 2004, the Company has been involved in certain aspects of the clean-up project, including performance, with GP, of engineering design work for the clean-up under an Administrative Order on Consent (AOC) entered into with the Governments. In addition, the Company, with U.S. Paper Mills, performed specific remedial action involving an area of elevated PCB incidence downriver of the De Pere Dam (Phase 1 work), pursuant to a consent decree with the Governments that was approved in November 2006.
On November 13, 2007, the Governments issued a unilateral administrative order (the 2007 Order) under Section 106 of CERCLA to all eight of the original PRPs identified above. The 2007 Order required these PRPs to implement the remedial work in the lower river in accordance with the requirements of the Amended ROD. NCR and, until April 2012, API has worked with the Governments to implement certain provisions of the 2007 Order. In-water work began on schedule in April 2009, following construction of a facility to house the remediation operations in Green Bay, Wisconsin.
In April 2009, the NCR Board of Directors approved the terms of a contract with Tetra Tech, an environmental remediation contractor, to perform the remediation work at the Fox River consistent with the requirements of the Amended ROD. Also in April 2009, the Board of Directors approved the formation of a limited liability company (LLC), which NCR and API formed on April 27, 2009. The LLC entered into a remediation contract with Tetra Tech on April 27, 2009, and in-water dredging and remediation by Tetra Tech commenced thereafter. The Company has funded the LLC’s operations on a regular basis tied to the remediation schedule, consistent with the Company’s Fox River reserve, discussed below. The Tetra Tech contract also requires that the LLC members provide promissory notes to provide Tetra Tech financial assurance against the prospect that the LLC will terminate the contract before completion of the remediation for reasons other than “cause.” The current maximum obligation under the Company’s note, originally $20 million, is now approximately $15 million; the amount will vary based on a formula tied to conditions set forth in the contract, and generally is expected to decrease over time.
NCR and API, along with B.A.T Industries p.l.c., share a portion of the cost of the Fox River clean-up and natural resource damages based upon an agreement and an arbitration award, which was subsequently confirmed as a judgment, both arising out of the previously referenced 1978 sale of certain facilities located on the Fox River. The agreement and award result in a 45% share for NCR of the first $75 million of such costs (a threshold that was reached in 2008) and a 40% share for amounts in excess of $75 million. The balance is shared jointly and severally by API and B.A.T Industries p.l.c.
In 2008, NCR and API filed a lawsuit in federal court in Green Bay, Wisconsin, seeking a judicial ruling determining the allocable responsibility of several PRPs for the cost of performing the remedial work at the Fox River (the “allocation litigation”). A number of counterclaims seeking contribution under CERCLA and under various state law theories were filed against NCR and API. On September 23, 2008, the court issued a Case Management Decision and Scheduling Order setting a “Phase I trial” limited to the questions of (i) when each party knew or should have known that recycling NCR-brand carbonless copy paper would result in the discharge of PCBs to a waterbody, thereby risking environmental damage; and (ii) what, if any, actions each party took upon acquiring such knowledge to avoid the risk of further PCB contamination. The court’s order also limited initial discovery proceedings to the same questions.

On December 16, 2009, the court issued a ruling canceling the Phase I trial and granting motions for summary judgment filed by certain of the defendants with respect to NCR's and API's claims. The court held that NCR and API could not recover from these defendants any costs that NCR and API have incurred in the Fox River cleanup (the ruling does not affect the Governments’ potential claims against such parties).  In a further ruling dated February 28, 2011, the court granted partial summary judgment to the defendants on certain of their contribution counterclaims against NCR and API, with respect to certain Fox River response costs incurred by them. The Company intends to appeal both rulings to the United States Court of Appeals for the Seventh Circuit, after the remaining claims in the litigation are resolved. A trial in that case took place in February 2012 to address the primary remaining issues in the case, including whether the Company has so-called "arranger" liability in the portion of the Fox River that is upriver of the area where the Company's former facilities were located, the amount of certain insurance setoffs to be applied to the counterclaims, and the amount of recoverable counterclaim damages. The trial was to the judge, without a jury.

On July 3, 2012, the Wisconsin federal court issued its ruling on the issues that were the subject of the February 2012 trial. The court ruled in NCR's favor on the issue of “arranger” liability as applied to Operable Unit 1 of the Fox River, and held, among other things, that the Company's predecessor companies at the Fox River did not, in the sale of carbonless copy paper “broke,” intend to arrange for the disposal of hazardous substances. The court issued other rulings regarding insurance offsets and certain aspects of counterclaim damages. The ruling required no additions to the Company's Fox River reserve. Additional issues were resolved by further court orders later in 2012 and, as of December 31, 2012, the last remaining issue to be decided by the court in this case was an insurance offset applicable to one party. When a final judgment is entered, the Company will pursue an appeal to the United States Court of Appeals for the Seventh Circuit with respect to certain of the court's orders, including the orders of December 2009 and February 2011.

On October 14, 2010, the Governments filed a lawsuit (the "Government enforcement action") in federal court in Wisconsin against twelve parties, including the companies named in the 2007 Order mandating the cleanup (i.e., the eight original PRPs), and NewPage Wisconsin Systems, Inc., Neenah-Menasha Sewerage Commission, Kimberly-Clark Corporation, and the City of Appleton, Wisconsin (the four additional PRPs), with respect to the presence of PCBs at the Fox River. The Government enforcement action seeks payment of the Governments’ unreimbursed response costs in connection with the Fox River matter as well as compensation for natural resource damages. The Governments also request a judicial declaration that the eight 2007 Order recipients are required to comply with its provisions. With respect to NCR, there are no claims asserted against the Company in the Government enforcement action that were not previously contemplated in the Company’s Fox River reserve, as discussed herein. A trial of the first phase of the Government enforcement action took place in December 2012 to address the Governments' request for a declaratory judgment that all recipients of the 2007 Order must comply with its terms (other than the terms relating to reimbursement of Government response costs, which will be deferred to a subsequent phase). The case was tried to the court, without a jury; a decision is expected in the first half of 2013.

On April 10, 2012, the court granted an API motion for reconsideration in connection with its motion for summary judgment in the Government enforcement action, and ruled that API did not have direct liability to the Governments under CERCLA, without disturbing API's continuing obligation to pay under the above-referenced agreement, arbitration award and judgment. Accordingly, the court dismissed the Governments' claims against API. API sought to withdraw from the LLC as a result of this decision. API and the Company disagree whether the court's decision allows API to withdraw from the LLC. As a result of the court's decision, and API's unilateral withdrawal from the LLC, the Company funded the full cost of the 2012 remediation activity that had been ordered by the court and sought payment from API under the referenced agreement, arbitration award and judgment. The total of the payment demands made by NCR of API in 2012 and outstanding as of December 31, 2012 is approximately $40 million; the Company expects to make further demands of API as future obligations become due. The court has observed that “the arbitration award set in stone the 60% figure” (referring to API's 60% payment obligation discussed herein), but has stated that the amount to which the 60% obligation applies “must be determined through agreement of the parties or some other means.” As a result, the Company and API are engaged in formal dispute resolution procedures under the 1998 agreement referenced above. In connection with the dispute, the Company notes that in public filings in November 2012, API stated that the Wisconsin federal court's rulings “do not affect Appleton's rights or obligations to share defense and liability costs with NCR in accordance with the terms of a 1998 agreement and a 2005 arbitration determination . . .” Appleton also reports in the same filing that “[t]he current carrying amount of Appleton's liability under the [a]rbitration is $40.8 million which represents Appleton's best estimate of amounts to be paid during 2012.” The Company believes that the court's decision dismissing the Governments' claims against API has no effect on API's independent contractual and judgment-based obligations to NCR with respect to the Fox River.
In the quarter ended December 31, 2010, the Governments publicly announced proposed monetary settlements of Fox River - related claims with four entities: GP, Brown County (Wisconsin), the City of Green Bay, and the United States itself (with respect to potential liabilities asserted against the Army Corps of Engineers for certain dredging and disposal activities, and against other federal agencies for certain carbonless copy paper recycling activities). All of those entities are defendants in the allocation litigation case described above. The GP settlement, which has received court approval, releases GP from liability for, and provides contribution protection for claims relating to government oversight costs and certain claims relating to clean-up actions upriver of GP's facilities (it does not affect claims for clean-up actions in that portion of the river near those facilities). The settlement with Brown County, the City of Green Bay and the United States, if approved, would release those entities and provide contribution protection for all claims relating to the Fox River site.

The extent of NCR’s potential liability remains subject to many uncertainties. NCR’s eventual remediation liability which is expected to be paid out over a period extending through approximately 2017, followed by long-term monitoring for several decades will depend on a number of factors. In general, the most significant factors include: (1) the total clean-up costs for the remaining segments of the river; (2) the total natural resource damages for the site; (3) the share NCR (and, whether directly or indirectly, API) will bear of future clean-up costs and natural resource damages; (4) the share of NCR's payments for such clean-up costs and natural resource damages that API or B.A.T Industries p.l.c., will bear; and (5) NCR’s transaction and litigation costs to defend itself in this matter, including participation in the allocation litigation and the Government enforcement actions. In establishing the reserve, NCR attempts to estimate a range of reasonably possible outcomes for each of these factors, although each range is itself highly uncertain. NCR uses its best estimate within the range, if that is possible. Where there is a range of equally possible outcomes, and there is no amount within that range that is considered to be a better estimate than any other amount, NCR uses the low end of the range. These factors are discussed below.
For the first factor described above, NCR utilizes a best estimate of $827 million as the total of the clean-up costs for the segments of the river. The estimated total cost amount of $827 million includes estimates for the Operable Unit (OU) 1 through OU 5 work, including the remaining amount of work to be performed under the April 2009 Tetra Tech remediation contract, the Phase 1 work and the remedial design work. It adds to these estimates a 5% contingency for probable cost overruns based on historical experience; an estimate for the Governments’ future oversight costs; an amount for the Governments’ past oversight costs; an estimate for long-term monitoring extending over several decades; an estimate for value engineering savings (potential projects intended to reduce the cost of the remediation) and the Company's share of estimated natural resource damages. There can be no assurances that this estimated total cost amount will not be significantly higher as remediation work progresses.
Second, for total natural resource damages (NRD), NCR uses a best estimate of $76 million. NCR believes the range of reasonably possible outcomes for NRD, if it were to be litigated, is between zero and $246 million. The federal government indicated, in a 2009 filing in a PRP’s bankruptcy proceeding, that claims for NRD could be as high as $382 million. The Government enforcement action filed in October 2010 does not set forth a particular amount for the NRD claim.
Third, for the NCR share of NRD, which is discussed above, NCR uses a best estimate. In a ruling dated September 30, 2011, the Wisconsin federal court ruled that the defendants in the allocation litigation could seek recovery against NCR and API for overpayments of NRD. Whether the federal government is entitled to NRD recovery on behalf of NRD trustees is an issue that is not expected to be determined before 2013 or 2014, when that phase of the Government enforcement action is reached.
The NCR share of remaining clean-up costs is expected to be determined in the allocation litigation (including appeals) or possibly in or as a result of the Government enforcement action filed in October 2010. In light of the Wisconsin federal court’s December 16, 2009, February 28, 2011, April 10, 2012, and July 3, 2012 rulings described above, NCR’s reserve at December 31, 2012 assumed that NCR (subject to the obligations of its co-obligors and indemnitors discussed below) will be responsible for the full extent of the cleanup activities in OUs 2 through 5, which the Company considers a best estimate, and for the counterclaim damages determined in the February 2012 trial.
The Company will seek to overturn the trial court's prior summary judgment rulings on appeal and believes that the NCR allocable share of total site costs is less than 100%, based on equitable factors, principles of divisibility as developed under applicable law, and/or an apportionment of the claimed harm. Until such time, if any, that such a result is achieved, the Company assumes in its reserve that NCR (and indirectly, API) will pay for the full extent of the remaining cleanup. NCR’s reserve does not at present assume any payments or reduction of exposure based either on the forthcoming appeal or on Government enforcement against the other 2007 Order recipients or defendants.

Fourth, for the payment by API of its share of payments made by NCR, as discussed above relative percentage shares were established by a 1998 agreement between NCR and API and by a subsequent award in a 2005 allocation arbitration, which was subsequently confirmed as a judgment. (The 1998 agreement and the 2005 arbitration award resolved disputes that arose out of certain agreements entered into in connection with the Company's 1978 sale of the facilities on the Fox River to API.) As a result of unrelated transactions, API is itself indemnified by Windward Prospects Limited, which has funded and managed most of API's liability to date. NCR's analysis of this factor assumes that API is financially viable and pays its percentage share. As noted above, in April 2012 the court ruled that API has no direct CERCLA liability to the Governments. The Company believes that the court's ruling on this point has no effect on API's contractual and judgment-based obligations to contribute to NCR's funding for the remediation, nor on the Company's Fox River reserve. API's obligation to NCR is shared on a joint and several basis by a third party, B.A.T Industries p.l.c., which, by virtue of various prior corporate transactions and other agreements not specifically directed to the Fox River matter, is a co-party to the same 1998 agreement and the subsequent arbitration award to which API is a party. This analysis also assumes that B.A.T Industries p.l.c. would be financially viable and willing to pay the joint and several obligation if API does not.

Finally, NCR estimated the transaction costs it is likely to incur to defend this matter through approximately 2017, the time period NCR’s engineering consultants believe it will take to implement the remedy for the river. This estimate is based on an analysis of NCR’s costs since this matter first arose in 1995 and estimates of what NCR’s defense and transaction costs will be in the future. NCR expects that the bulk of these transaction costs have been and will be incurred in the 2008-2013 time period. The costs incurred and expected to be incurred during that period include, in particular, transaction costs and fees related to completion of the design work, equipment purchases, commencement and continuation of clean-up activities in the river, and the allocation litigation, Government enforcement action, and other legal matters discussed above.

In light of several factors, among them, the remedial design work conducted by NCR and GP; settlement possibilities; the efforts to implement the 2007 Order for clean-up of the lower river; the pending allocation litigation and the prospective appeals; whether there will be judicial recognition of allocable harm at the Fox River site and thus of divisible shares of liability among the various parties; the extent to which the Governments press claims against the parties in the Government enforcement actions or otherwise for NRD, government oversight costs and remediation liability; change orders or cost overruns that may result from the ongoing remediation efforts; the continued viability and willingness to pay of NCR’s various indemnitors and co-obligors, and the outcome of any related disputes; and the subsequent value engineering efforts designed to make the cleanup more efficient and less costly, calculation of the Company’s Fox River reserve has become subject to added layers of complexities, and it is possible there could be additional changes to some elements of the reserve over upcoming periods, although we are unable to predict or estimate such changes at this time. There can be no assurance that the clean-up and related expenditures will not have a material effect on NCR’s capital expenditures, earnings, financial condition, cash flows, or competitive position.

As of December 31, 2012, the net reserve for the Fox River matter was approximately $115 million, compared to $160 million as of December 31, 2011. The decrease in the reserve is due to payments for clean-up activities and litigation costs. NCR regularly re-evaluates the assumptions used in determining the appropriate reserve for the Fox River matter as additional information becomes available and, when warranted, makes appropriate adjustments. NCR contributes to the LLC in order to fund remediation activities and generally, by contract, funds three months’ worth of remediation activities in advance. As of December 31, 2012 and December 31, 2011, approximately $3 million and $1 million, respectively, remained from this funding and was recorded in other current assets in the Consolidated Balance Sheets. NCR’s reserve for the Fox River matter is reduced as the LLC makes payments to Tetra Tech and other vendors with respect to remediation activities.

Under a 1996 agreement, AT&T and Alcatel-Lucent are responsible severally (not jointly) for indemnifying NCR for certain portions of the amounts paid by NCR for the Fox River matter over a defined threshold and subject to certain offsets. (The agreement governs certain aspects of AT&T Corp.’s divestiture of NCR, then known as AT&T Global Information Solutions Company, and of what was formerly known as Lucent Technologies, and specifically relates to contingent gains and liabilities of the former constituent companies within AT&T.) NCR’s estimate of what AT&T and Alcatel-Lucent will pay under the indemnity is recorded as a long-term asset of approximately $84 million as of December 31, 2012 and $79 million as of December 31, 2011, and is deducted in determining the net reserve discussed above. The Company reached the indemnity threshold in the quarter ended December 31, 2012 and invoiced AT&T and Alcatel-Lucent. Payment was received in the quarter ended December 31, 2012. The Company expects to continue such invoicing on a regular basis as expenses are incurred.

In connection with the Fox River and other matters, through December 31, 2012, NCR has received a combined total of approximately $162 million in connection with settlements reached with its principal insurance carriers. Portions of most of these settlements are payable to a law firm that litigated the claims on the Company’s behalf. Some of the settlements cover not only the Fox River, but also other environmental sites. Of the total amount collected to date, $9 million is subject to competing claims by API, and NCR and API have agreed that these funds will be used for Fox River costs and will be shared on an agreed-upon basis (subject to reallocation at a later date). NCR’s agreed-upon share of the $9 million is estimated to be $4 million.

As of December 31, 2012, NCR had reached settlement with all but one of the insurance companies against which it had advanced claims with respect to the Fox River. The Company will pursue its claim against this remaining insurance company vigorously.

In November 2010, the United States Environmental Protection Agency (EPA) issued a "general notice letter" to NCR with respect to the Allied Paper, Inc./Portage Creek/Kalamazoo River Superfund Site (Kalamazoo River Site) in Michigan. Three other parties - International Paper, Mead Corporation, and Consumers Energy - also received general notice letters at or about the same time. The EPA asserts that the site is contaminated by various substances, primarily PCBs as a result of discharges by various paper mills located along the river. The EPA does not claim that the Company made direct discharges into the Kalamazoo River, but indicated that "NCR may be liable under Section 107 of CERCLA ... as an arranger, who by contract or agreement, arranged for the disposal, treatment and/or transportation of hazardous substances at the Site." The EPA stated that it "may issue special notice letters to [NCR] and other PRPs for future RI/FS [remedial investigation / feasibility studies] and RD/RA [remedial design / remedial action] negotiations." The Company disagrees that it may have liability at the Kalamazoo River Site, and will dispute such claims if formally asserted by the EPA. If the Company were to be found liable with respect to the Kalamazoo River, it would have claims against API and B.A.T Industries p.l.c. under the agreement, arbitration award and judgment discussed above in connection with the Fox River matter.
Also in connection with the Kalamazoo River Site, in December 2010 the Company was sued in federal court by three GP entities in a contribution and cost recovery action for alleged pollution at the site. The suit, pending in Michigan, asks that the Company pay a "fair portion" of the GP entities' costs, which are represented as $79 million to date; various removal and remedial actions remain to be performed at the Kalamazoo River Site. The suit alleges that the Company is liable as an "arranger" under CERCLA and under other theories. The Michigan federal court set the case to begin trial on February 19, 2013. The Company is contesting the allegations in the GP suit vigorously. As of December 31, 2012, there are a total of three defendants in the case; the other two defendants have asserted cross-claims against the Company.
The July 3, 2012 decision by the Wisconsin federal court in NCR's favor with respect to the Company's purported “arranger” liability at the Fox River may have a bearing on the claims and potential claims against the Company at the Kalamazoo River. The Kalamazoo River litigation claims include claims based on alleged “arranger” liability arising from alleged shipments of “broke” claimed to have come from Fox River locations. Certain aspects of “broke” transactions involving the Fox River locations were the primary focus of the February 2012 trial in the Fox River matter. On July 27, 2012 the Company moved for summary judgment in the Kalamazoo River case based, in part, on the July 3, 2012 ruling in the Fox River matter. See Note 16, "Subsequent Events," for additional information related to this matter.
It is difficult to estimate the future financial impact of environmental laws, including potential liabilities. NCR records environmental provisions when it is probable that a liability has been incurred and the amount or range of the liability is reasonably estimable. Provisions for estimated losses from environmental restoration and remediation are, depending on the site, based primarily on internal and third-party environmental studies (except for the Fox River site, where the estimated costs and natural resource damages are estimated as described above), estimates as to the number and participation level of any other PRPs, the extent of the contamination, estimated amounts for attorney and other fees and the nature of required clean-up and restoration actions. Reserves are adjusted as further information develops or circumstances change. Management expects that the amounts reserved from time to time will be paid out over the period of investigation, negotiation, remediation and restoration for the applicable sites. The amounts provided for environmental matters in NCR’s Consolidated Financial Statements are the estimated gross undiscounted amounts of such liabilities, without deductions for insurance, third-party indemnity claims or recoveries from the other PRPs, except as qualified in the following sentences. Except for the sharing agreement with API described above with respect to a particular insurance settlement, in those cases where insurance carriers or third-party indemnitors have agreed to pay any amounts and management believes that collectibility of such amounts is probable, the amounts are recorded in the Consolidated Financial Statements. For the Fox River site, as described above, assets relating to the AT&T and Alcatel-Lucent indemnity and to the API/BAT joint and several obligation, are recorded because payment is considered probable and is supported by contractual agreements and/or public filings.
Guarantees and Product Warranties Guarantees associated with NCR’s business activities are reviewed for appropriateness and impact to the Company’s financial statements. As of December 31, 2012 and December 31, 2011, NCR had no material obligations related to such guarantees, and therefore its financial statements do not have any associated liability balance.
NCR provides its customers a standard manufacturer’s warranty and records, at the time of the sale, a corresponding estimated liability for potential warranty costs. Estimated future obligations due to warranty claims are based upon historical factors, such as labor rates, average repair time, travel time, number of service calls per machine and cost of replacement parts. When a sale is consummated, the total customer revenue is recognized, provided that all revenue recognition criteria are otherwise satisfied, and the associated warranty liability is recorded using pre-established warranty percentages for the respective product classes. From time to time, product design or quality corrections are accomplished through modification programs. When identified, associated costs of labor and parts for such programs are estimated and accrued as part of the warranty reserve.
The Company recorded the activity related to the warranty reserve for the years ended December 31 as follows:

In millions	2012	2011	2010
Warranty reserve liability
Beginning balance as of January 1	$23	$24	$25
Accruals for warranties issued	46	42	48
Settlements (in cash or in kind)	(43)	(43)	(49)
Ending balance as of December 31	$26	$23	$24

In addition, NCR provides its customers with certain indemnification rights. In general, NCR agrees to indemnify the customer if a third party asserts patent or other infringement on the part of its customers for its use of the Company’s products subject to certain conditions that are generally standard within the Company’s industries. On limited occasions the Company will undertake additional indemnification obligations for business reasons. From time to time, NCR also enters into agreements in connection with its acquisition and divestiture activities that include indemnification obligations by the Company. The fair value of these indemnification obligations is not readily determinable due to the conditional nature of the Company’s potential obligations and the specific facts and circumstances involved with each particular agreement. The Company has not recorded a liability in connection with these indemnifications, and no current indemnification instance is material to the Company’s financial position. Historically, payments made by the Company under these types of agreements have not had a material effect on the Company’s consolidated financial condition, results of operations or cash flows.

Purchase Commitments The Company has purchase commitments for materials, supplies, services, and property, plant and equipment as part of the normal course of business. This includes a long-term service agreement with Accenture under which many of NCR's key transaction processing activities and functions are performed.

Leases NCR conducts certain of its sales and manufacturing operations using leased facilities, and also operates certain equipment and vehicles under leases, the initial lease terms of which vary in length. Many of the leases contain renewal options and escalation clauses that are not material to the overall lease portfolio. Future minimum lease payments under non-cancelable operating leases as of December 31, 2012, for the following fiscal years were:

In millions	2013	2014	2015	2016	2017
Minimum lease obligations	$98	$67	$46	$29	$12

Total rental expense for operating leases was $102 million in 2012, $100 million in 2011, and $87 million in 2010.

10. DERIVATIVES AND HEDGING INSTRUMENTS
NCR is exposed to risks associated with changes in foreign currency exchange rates and interest rates. NCR utilizes a variety of measures to monitor and manage these risks, including the use of derivative financial instruments. NCR has exposure to approximately 50 functional currencies. Since a substantial portion of our operations and revenues occur outside the United States (U.S.), and in currencies other than the U.S. Dollar, our results can be significantly impacted, both positively and negatively, by changes in foreign currency exchange rates.

Foreign Currency Exchange Risk The accounting guidance for derivatives and hedging requires companies to recognize all derivative instruments as either assets or liabilities at fair value in the Consolidated Balance Sheets. The Company designates foreign exchange contracts as cash flow hedges of forecasted inter-company inventory purchases when they are determined to be highly effective at inception.

Our risk management strategy includes hedging, on behalf of certain subsidiaries, a portion of our forecasted, non-functional currency denominated cash flows for a period of up to 15 months. As a result, some of the impact of currency fluctuations on non-functional currency denominated transactions (and hence on subsidiary operating income, as stated in the functional currency), is mitigated in the near term. The amount we hedge and the duration of hedge contracts may vary significantly. In the longer term (greater than 15 months), the subsidiaries are still subject to the effect of translating the functional currency results to U.S. Dollars. To manage our exposures and mitigate the impact of currency fluctuations on the operations of our foreign subsidiaries, we hedge our main transactional exposures through the use of foreign exchange forward and option contracts. This is primarily done through the hedging of foreign currency denominated inter-company inventory purchases by NCR’s marketing units and the foreign currency denominated inputs to our manufacturing units. As these transactions are firmly committed and forecasted, the related foreign exchange contracts are designated as highly effective cash flow hedges. The gains or losses on these hedges are deferred in AOCI and reclassified to income when the underlying hedged transaction has been completed and is recorded in earnings. As of December 31, 2012, the balance in AOCI related to foreign exchange derivative transactions was zero. The gains or losses from derivative contracts related to inventory purchases are recorded in cost of products when the inventory is sold to an unrelated third party.

We also utilize foreign exchange contracts to hedge our exposure of assets and liabilities denominated in non-functional currencies. We recognize the gains and losses on these types of hedges in earnings as exchange rates change. We do not enter into hedges for speculative purposes.

Interest Rate Risk The Company is party to an interest rate swap agreement that fixes the interest rate on a portion of the Company's LIBOR indexed floating rate borrowings under its Senior Secured Credit Facility through August 22, 2016.  The notional amount of the interest rate swap starts at $560 million and amortizes to $341 million over the term. The Company designates the interest rate swap as a cash flow hedge of forecasted quarterly interest payments made on three-month LIBOR indexed borrowings under the Senior Secured Credit Facility. The interest rate swap was determined to be highly effective at inception.

Our risk management strategy includes hedging a portion of our forecasted interest payments. These transactions are firmly committed and forecasted and the related interest rate swap agreement is designated as a highly effective cash flow hedge. The gains or losses on this hedge are deferred in AOCI and reclassified to income when the underlying hedged transaction has been completed and is recorded in earnings. As of December 31, 2012, the balance in AOCI related to the interest rate swap agreement was a loss of $10 million, net of tax, which relates to an interest rate swap instrument expiring in 2016. The gains or losses from this derivative contract related to interest payments are recorded in interest expense when the interest is accrued and affects earnings.
The following tables provide information on the location and amounts of derivative fair values in the Consolidated Balance Sheets:

	Fair Values of Derivative Instruments
	December 31, 2012			December 31, 2012
In millions	Balance Sheet Location	Notional Amount	Fair Value	Balance Sheet Location	Notional Amount	Fair Value
Derivatives designated as hedging instruments
Interest rate swap	Other current assets	$—	$—	Other current liabilities and other liabilities *	$560	$16
Foreign exchange contracts	Other current assets	28	—	Other current liabilities	72	1
Total derivatives designated as hedging instruments			$—			$17
Derivatives not designated as hedging instruments
Foreign exchange contracts	Other current assets	$169	$1	Other current liabilities	$245	$3
Total derivatives not designated as hedging instruments			$1			$3
Total derivatives			$1			$20

	Fair Values of Derivative Instruments
	December 31, 2011			December 31, 2011
In millions	Balance Sheet Location	Notional Amount	Fair Value	Balance Sheet Location	Notional Amount	Fair Value
Derivatives designated as hedging instruments
Interest rate swap	Other current assets	$—	$—	Other current liabilities and other liabilities *	$560	$9
Foreign exchange contracts	Other current assets	166	6	Other current liabilities	58	—
Total derivatives designated as hedging instruments			$6			$9
Derivatives not designated as hedging instruments
Foreign exchange contracts	Other current assets	$114	$—	Other current liabilities	$148	$3
Total derivatives not designated as hedging instruments			$—			$3
Total derivatives			$6			$12

* As of December 31, 2012, approximately $5 million was recorded in other current liabilities and $11 million was recorded in other liabilities related to the interest rate swap. As of December 31, 2011, approximately $3 million was recorded in other current liabilities and $6 million was recorded in other liabilities related to the interest rate swap.
The effect of derivative instruments on the Consolidated Statement of Operations for the years ended December 31 were as follows:

In millions	Amount of Gain (Loss) Recognized in Other Comprehensive Income (OCI) on Derivative (Effective Portion)				Amount of Gain (Loss) Reclassified from AOCI into the Consolidated Statement of Operations (Effective Portion)				Amount of Gain (Loss) Recognized in the Consolidated Statement of Operations (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Derivatives in Cash Flow Hedging Relationships	For the year ended December 31, 2012	For the year ended December 31, 2011	For the year ended December 31, 2010	Location of Gain (Loss) Reclassified from AOCI into the Consolidated Statement of Operations (Effective Portion)	For the year ended December 31, 2012	For the year ended December 31, 2011	For the year ended December 31, 2010	Location of Gain (Loss) Recognized in the Consolidated Statement of Operations (Ineffective Portion and Amount Excluded from Effectiveness Testing)	For the year ended December 31, 2012	For the year ended December 31, 2011	For the year ended December 31, 2010
Interest rate swap	$(7)	$(9)	$—	Interest expense	$—	$(1)	$—	Interest expense	$—	$—	$—
Foreign exchange contracts	$(2)	$(3)	$3	Cost of Products	$4	$(3)	$(3)	Other (expense) income	$—	$1	$—

In millions		Amount of Gain (Loss) Recognized in the Consolidated Statement of Operations
Derivatives not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in the Consolidated Statement of Operations	For the year ended December 31, 2012	For the year ended December 31, 2011	For the year ended December 31, 2010
Foreign exchange contracts	Other (expense) income	$(1)	$3	$—
Foreign exchange contracts	Cost of Products	$(7)	$3	$(1)

Refer to Note 11, “Fair Value of Assets and Liabilities” for further information on derivative assets and liabilities recorded at fair value on a recurring basis.

Concentration of Credit Risk NCR is potentially subject to concentrations of credit risk on accounts receivable and financial instruments such as hedging instruments and cash and cash equivalents. Credit risk includes the risk of nonperformance by counterparties. The maximum potential loss may exceed the amount recognized on the Consolidated Balance Sheets. Exposure to credit risk is managed through credit approvals, credit limits, selecting major international financial institutions (as counterparties to hedging transactions) and monitoring procedures. NCR’s business often involves large transactions with customers, and if one or more of those customers were to default on its obligations under applicable contractual arrangements, the Company could be exposed to potentially significant losses. However, management believes that the reserves for potential losses are adequate. As of December 31, 2012 and 2011, NCR did not have any major concentration of credit risk related to financial instruments.

11. FAIR VALUE OF ASSETS AND LIABILITIES
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Assets and liabilities recorded at fair value on a recurring basis as of December 31, 2012 and 2011 are set forth as follows:

		Fair Value Measurements at Reporting Date Using
In millions	Fair Value as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Deposits held in money market funds*	$527	$527	$—	$—
Available for sale securities**	11	11	—
Foreign exchange contracts ***	1	—	1	—
Total	$539	$538	$1	$—
Liabilities:
Interest rate swap ****	$16	$—	$16	$—
Foreign exchange contracts****	4	—	4	—
Total	$20	$—	$20	$—

		Fair Value Measurements at Reporting Date Using
In millions	Fair Value as of December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Deposits held in money market funds*	$33	$33	$—	$—
Available for sale securities**	10	10	—	—
Foreign exchange contracts ***	6	—	6	—
Total	$49	$43	$6	$—
Liabilities:
Interest rate swap ****	$9	$—	$9	$—
Foreign exchange contracts****	$3	$—	$3	$—
Total	$12	$—	$12	$—
_____________
*    Included in Cash and cash equivalents in the Consolidated Balance Sheets.
**    Included in Other assets in the Consolidated Balance Sheets.
***    Included in Other current assets in the Consolidated Balance Sheets.
****    Included in Other current liabilities and Other liabilities in the Consolidated Balance Sheets.

Deposits Held in Money Market Funds - A portion of the Company’s excess cash is held in money market funds which generate interest income based on prevailing market rates. Money market fund holdings are measured at fair value using quoted market prices and are classified within Level 1 of the valuation hierarchy.

Available-For-Sale Securities - The Company has investments in mutual funds and equity securities that are valued using the market approach with quotations from the NASDAQ stock exchange and two stock exchanges in Japan. As a result, available-for-sale securities are classified within Level 1 of the valuation hierarchy.

Interest rate swap - As a result of our Senior Secured Credit Facility, we are exposed to risk from changes in LIBOR, which may adversely affect our financial condition. To manage our exposure and mitigate the impact of changes in LIBOR on our financial results, we hedge a portion of our forecasted interest payments through the use of an interest rate swap agreement. The interest rate swap is valued using the income approach inclusive of nonperformance and counterparty risk considerations and is classified within Level 2 of the valuation hierarchy.

Foreign Exchange Contracts - As a result of our global operating activities, we are exposed to risks from changes in foreign currency exchange rates, which may adversely affect our financial condition. To manage our exposures and mitigate the impact of currency fluctuations on our financial results, we hedge our primary transactional exposures through the use of foreign exchange forward and option contracts. The foreign exchange contracts are valued using the market approach based on observable market transactions of forward rates and are classified within Level 2 of the valuation hierarchy.

Assets Measured at Fair Value on a Non-recurring Basis

Certain assets have been measured at fair value on a nonrecurring basis using significant unobservable inputs (Level 3). The following table presents the nonrecurring losses recognized for the years ended December 31, and the carrying value and asset classification of the related assets as of December 31:

In millions	2012		2011
	Carrying Value	Total Losses	Carrying Value	Total Losses
Property, plant and equipment	$—	$—	$144	$(81)
Goodwill	—	—	5	(5)
Definite-lived intangible assets	—	—	4	(2)
Investment	—	(7)	—	—
Total	$—	$(7)	$153	$(88)

NCR measures certain assets, including intangible assets and cost and equity method investments, at fair value on a non-recurring basis. These assets are recognized at fair value when initially valued and when deemed to be impaired.

NCR reviews the carrying values of investments when events and circumstances warrant and considers all available evidence in evaluating when declines in fair value are other-than-temporary declines. NCR carries equity investments in privately-held companies at cost or at fair value when NCR recognizes an other-than-temporary impairment charge. During 2012, we measured the fair value of an investment utilizing the income approach based on the use of discounted cash flows. The discounted cash flows are based on unobservable inputs, including assumptions of projected revenues, expenses, earnings, capital spending, as well as a discount rate determined by management's estimates of risk associated with the investment. As a result, for the twelve months ended December 31, 2012, we recorded an other-than-temporary impairment charge of $7 million in Other (expense) income, net in the Consolidated Statements of Operations based on Level 3 valuations.

The property, plant and equipment, goodwill, and definite-lived intangible assets were valued in 2011 using a market approach based on an independent third-party market price. For the twelve months ended December 31, 2011, we recorded $88 million within income (loss) on discontinued operations in the Consolidated Statements of Operations. Refer to Note 4, "Goodwill and Other Long-Lived Assets" for additional discussion.

12. SEGMENT INFORMATION AND CONCENTRATIONS

Operating Segment Information The Company manages and reports its businesses in the following four segments:

•
Financial Services - We offer solutions to enable customers in the financial services industry to reduce costs, generate new revenue streams and enhance customer loyalty. These solutions include a comprehensive line of ATM and payment processing hardware and software and cash management software, and related installation, maintenance and managed and professional services. We also offer a complete line of printer consumables.

•
Retail Solutions - We offer solutions to customers in the retail industry designed to improve selling productivity and checkout processes as well as increase service levels. These solutions primarily include retail-oriented technologies, such as point of sale terminals and related software, bar-code scanners, as well as innovative self-service kiosks, such as self-checkout. We also offer installation, maintenance, and managed and professional services and a complete line of printer consumables.

•
Hospitality - We offer technology solutions to customers in the hospitality industry, serving businesses that range from a single store or restaurant to global chains and sports and entertainment venues. Our solutions include point of sale hardware and software solutions, installation, maintenance, and managed and professional services and a complete line of printer consumables.

•
Emerging Industries - We offer maintenance as well as managed and professional services for third-party computer hardware provided to select manufacturers, primarily in the telecommunications industry, who value and leverage our global service capability. Also included in our Emerging Industries segment are solutions designed to enhance the customer experience for the travel and gaming industries, including self-service kiosks, as well as related installation, maintenance, and managed and professional services.

As of January 1, 2012, the specialty retail customer accounts that were formerly part of the Hospitality and Specialty Retail segment are now included in the Retail Solutions segment, and the hospitality customer accounts that were formerly part of the Retail Solutions segment are now included in the Hospitality segment. As a result, the former Hospitality and Specialty Retail segment has been renamed Hospitality. Prior period information has not been reclassified to conform to the current period presentation, as the change was not considered material.

These segments represent components of the Company for which separate financial information is available that is utilized on a regular basis by the chief operating decision maker in assessing segment performance and in allocating the Company's resources. Management evaluates the performance of the segments based on revenue and segment operating income. Assets are not allocated to segments, and thus are not included in the assessment of segment performance, and consequently, we do not disclose total assets by reportable segment.

The accounting policies used to determine the results of the operating segments are the same as those utilized for the consolidated financial statements as a whole. Intersegment sales and transfers are not material.

In recognition of the volatility of the effects of pension expense on our segment results, and to maintain operating focus on business performance, pension expense, as well as other significant, non-recurring items, are excluded from the segment operating results utilized by our chief operating decision maker in evaluating segment performance and are separately delineated to reconcile to income from operations.

The following table presents revenue and operating income by segment for the years ended December 31:

In millions	2012	2011	2010
Revenue by segment
Financial Services	$3,180	$2,999	$2,645
Retail Solutions	1,667	1,778	1,717
Hospitality(1)	522	141	—
Emerging Industries	361	373	349
Consolidated revenue	5,730	5,291	4,711
Operating income by segment
Financial Services	319	313	250
Retail Solutions	102	71	73
Hospitality(1)	85	22	—
Emerging Industries	83	77	60
Subtotal - segment operating income	589	483	383
Pension expense	292	222	208
Other adjustments(2)	65	49	26
Income from operations	$232	$212	$149

(1)
The acquisition of Radiant was completed on August 24, 2011. Because the transaction was completed during 2011, the revenue and operating income results reflected for the Hospitality segment are partial, and reflect only the period from August 25, 2011 through December 31, 2011.

(2)
Other adjustments for the twelve months ended December 31, 2012 include $23 million of acquisition related costs, $38 million of acquisition related amortization of intangible assets and $4 million of legal costs incurred related to the OFAC and FCPA investigations. For the twelve months ended December 31, 2011, other adjustments include $37 million of acquisition related costs and $12 million of acquisition related amortization of intangible assets. For the twelve months ended December 31, 2010, other adjustments include an $8 million litigation charge and $18 million of incremental costs directly related to the relocation of the Company's worldwide headquarters.

The following table presents revenue from products and services for NCR for the years ended December 31:

In millions	2012	2011	2010
Product revenue	$2,854	$2,592	$2,301
Professional and installation services revenue	927	764	581
Total solution revenue	3,781	3,356	2,882
Support services revenue	1,949	1,935	1,829
Total revenue	$5,730	$5,291	$4,711

Revenues are attributed to the geographic area/country to which the product is delivered or in which the service is provided. The following table presents revenue by geographic area for NCR for the years ended December 31:

In millions	2012	%	2011	%	2010	%
Revenue by Geographic Area
United States	$2,198	38%	$1,914	36%	$1,548	33%
Americas (excluding United States)	625	11%	534	10%	466	10%
Europe	1,459	26%	1,421	27%	1,378	29%
Asia Middle East Africa	1,448	25%	1,422	27%	1,319	28%
Consolidated revenue	$5,730	100%	$5,291	100%	$4,711	100%

The following table presents property, plant and equipment by geographic area as of December 31:

In millions	2012	2011
Property, plant and equipment, net
United States	$188	$246
Americas (excluding United States)	23	21
Europe	26	21
Asia Middle East Africa	71	77
Consolidated property, plant and equipment, net	$308	$365

Concentrations No single customer accounts for more than 10% of NCR’s consolidated revenue. As of December 31, 2012, NCR is not aware of any significant concentration of business transacted with a particular customer that could, if suddenly eliminated, have a material adverse effect on NCR’s operations. NCR also lacks a concentration of available sources of labor, services, licenses or other rights that could, if suddenly eliminated, have a material adverse effect on its operations.

A number of NCR’s products, systems and solutions rely primarily on specific suppliers for microprocessors and other component products, manufactured assemblies, operating systems, commercial software and other central components. NCR also utilizes contract manufacturers in order to complete manufacturing activities. There can be no assurances that any sudden impact to the availability or cost of these technologies or services would not have a material adverse effect on NCR’s operations.

13. QUARTERLY INFORMATION (unaudited)

In millions, except per share amounts	First	Second	Third	Fourth
2012
Total revenues	$1,244	$1,409	$1,435	$1,642
Gross margin	298	357	358	332
Operating income (loss)	49	101	89	(7)
Income (loss) from continuing operations (attributable to NCR)	38	67	58	(23)
Income (loss) from discontinued operations, net of tax	(9)	13	(1)	3
Net income (loss) attributable to NCR	$29	$80	$57	$(20)
Income (loss) per share attributable to NCR common stockholders:
Income (loss) per common share from continuing operations
Basic	$0.24	$0.42	$0.36	$(0.14)
Diluted	$0.23	$0.41	$0.35	$(0.14)
Net income (loss) per common share:
Basic	$0.18	$0.50	$0.36	$(0.12)
Diluted	$0.18	$0.49	$0.35	$(0.12)

2011
Total revenues	$1,058	$1,272	$1,360	$1,601
Gross margin	219	279	299	385
Operating income (loss)	20	62	28	102
Income (loss) from continuing operations (attributable to NCR)	19	45	23	59
Income (loss) from discontinued operations, net of tax	(6)	(12)	(7)	(68)
Net income (loss) attributable to NCR	$13	$33	$16	$(9)
Income (loss) per share attributable to NCR common stockholders:
Income (loss) per common share from continuing operations
Basic	$0.12	$0.29	$0.15	$0.37
Diluted	$0.12	$0.28	$0.14	$0.37
Net income (loss) per common share:
Basic	$0.08	$0.21	$0.10	$(0.06)
Diluted	$0.08	$0.21	$0.10	$(0.06)

The table above reflects adjustments to previously reported results related the presentation of the Entertainment business as a discontinued operation. Refer to Note 14, "Discontinued Operations" for additional information.

Net income per share in each quarter is computed using the weighted-average number of shares outstanding during that quarter while net income per share for the full year is computed using the weighted-average number of shares outstanding during the year. Thus, the sum of the four quarters’ net income per share will not necessarily equal the full-year net income per share.

14. DISCONTINUED OPERATIONS

Income (loss) from discontinued operations, net of tax includes activity related to environmental matters, the divestiture of our Entertainment business, the spin-off of Teradata Data Warehousing (Teradata), the closure of NCR's EFT payment processing business in Canada, and the divestiture of our healthcare solutions business.

The income (loss) from discontinued operations for the years ended December 31 was:

	2012		2011		2010
	Pre - Tax	Net of Tax	Pre - Tax	Net of Tax	Pre - Tax	Net of Tax
Environmental matters	$3	$2	$3	$2	$31	$20
Divestiture of the Entertainment business	(6)	(4)	(147)	(96)	(43)	(28)
Spin-off of Teradata	—	8	—	6	—	3
Closure of the EFT Canadian business	—	—	(2)	(1)	—	—
Divestiture of the Healthcare business	—	—	(5)	(4)	(7)	(5)
Total	$(3)	$6	$(151)	$(93)	$(19)	$(10)

Environmental Matters For the year ended December 31, 2012, income from discontinued operations primarily includes previously agreed settlements with insurance carriers related to the Fox River matter. For the year ended December 31, 2011, (loss) income from discontinued operations included an accrual for an environmental matter in Japan, which relates to anticipated future disposal requirements of certain materials generated by a former NCR manufacturing facility in that country, and accruals for litigation fees related to the Kalamazoo River environmental matter. These accruals were offset by Fox River related activities which include scheduled payments from an insurer in connection with a settlement that had been agreed to in prior years coupled with the favorable impact of changes in estimates and assumptions of the total costs. For the year ended December 31, 2010, income from discontinued operations was primarily due to settlements with insurance carriers related to the Fox River matter. Refer to Note 9, "Commitments and Contingencies," for additional information regarding the Fox River environmental matter.

Divestiture of the Entertainment Business As described in Note 3, "Business Combinations, Investments and Divestitures" on June 22, 2012, we sold certain assets of our Entertainment business. Beginning in the first quarter of 2012, we accounted for the Entertainment business as a discontinued operation and as a result, for each period presented, the results of operations and cash flows of the Entertainment business have been presented as a discontinued operation. For the year ended December 31, 2012, income (loss) from discontinued operations included the results of operations of the Entertainment business, as well as a $33 million, or $21 million net of tax, gain from the divestiture of the business.

Spin-off of Teradata On September 30, 2007, NCR completed the spin-off of Teradata through the distribution of a tax-free stock dividend to its stockholders. The results of operations and cash flows of Teradata have been presented as a discontinued operation. There was no operating activity related to the spin-off of Teradata in 2012, 2011 and 2010. For the years ended December 31, 2012, 2011 and 2010, income from discontinued operations, net of tax, related to favorable changes in uncertain tax benefits attributable to Teradata.

Closure of the Canadian EFT Business In the second quarter of 2011, we closed our EFT payment processing business in Canada. For each of the years presented, we have included the results of operations of the EFT business under (loss) income from discontinued operations.

Divestiture of our Healthcare Solutions Business In December 2011, we sold our healthcare solutions business. For each of the years presented, we have included the results of operations of the healthcare solutions business under (loss) income from discontinued operations.

15. REAL ESTATE TRANSACTIONS

During the year ended December 31, 2012, the Company recognized $10 million in gains from the sale of real estate in the Consolidated Statement of Operations which were recorded as a reduction to selling, general and administrative expenses, $4 million of which was previously deferred. The net proceeds of $8 million from these sales were recorded in investing activities and the net gains are recorded in operating activities in the Consolidated Statement of Cash Flows.

During the year ended December 31, 2011, the Company recognized $5 million in gains from the sale of real estate in the Consolidated Statement of Operations which were recorded as a reduction to selling, general and administrative expenses, which includes $4 million of gains previously deferred. The net proceeds of $2 million from these sales were recorded in investing activities and the net gains are recorded in operating activities in the Consolidated Statement of Cash Flows.

During the year ended December 31, 2010, the Company recognized $10 million in gains from the sale of real estate in the Consolidated Statement of Operations which were recorded as a reduction to selling, general and administrative expenses, which includes $3 million of gains previously deferred. The net proceeds of $39 million from these sales were recorded in investing activities and the net gains are recorded in operating activities in the Consolidated Statement of Cash Flows.

16. SUBSEQUENT EVENTS

Acquisition of Retalix, Ltd. On February 6, 2013, the Company, through its indirect wholly owned subsidiary, Moon S.P.V. (Subsidiary) Ltd., a private company formed under the laws of the State of Israel (Merger Sub), completed the acquisition of Retalix Ltd., pursuant to the previously announced Agreement and Plan of Merger, dated November 28, 2012, by and among the Company, Merger Sub, and Retalix. In the acquisition, the Company paid $30.00 per Retalix share, representing an aggregate cash purchase price of approximately $800 million or approximately $650 million, net of cash acquired. The purchase price is being paid from the net proceeds from the 4.625% Notes and borrowings under the senior secured credit facility. As a result of the acquisition, Retalix became an indirect wholly owned subsidiary of NCR. The transaction will be accounted for as a business combination.
NCR incurred acquisition-related transaction costs of approximately $8 million which consist primarily of investment banking , legal and accounting fees. Approximately $3 million were incurred during the year ended December 31, 2012 and are included in selling, general and administrative expenses in the accompanying Consolidated Statements of Income.
These disclosures are based on our preliminary estimates of the fair values of the consideration paid. As NCR's acquisition of Retalix closed on February 6, 2013, management is still determining the purchase price allocation. However, the substantial majority of the purchase price is expected to be allocated to goodwill and intangible assets. Additionally, management is still determining the pro forma impact of the Retalix acquisition on the 2012 results.

Amendment of Senior Secured Credit Facility On February 5, 2013, the Company entered into a third amendment to its senior secured credit facility. Among other things, the third amendment modified:

•
the incremental facility feature of the senior secured credit facility to permit the Company to request incremental term loans and/or revolving credit facilities with commitments in an aggregate amount not to exceed:

•
prior to the date that the Company obtains an investment grade rating, the greater of (i) the remaining existing incremental facility capacity (currently $200 million), and (ii) an aggregate amount that would not cause the secured leverage ratio under the senior secured credit facility, calculated on a pro forma basis including the incremental facility and assuming that it and the revolver are fully drawn, to exceed 2.75 to 1.00; and

•
after the date that the Company obtains an investment grade rating, an aggregate amount that would not cause the leverage ratio under the senior secured credit facility, calculated on a pro forma basis including the incremental facility and assuming that it and the revolver are fully drawn, to exceed a level that is 0.50 less than the then-applicable leverage ratio covenant; and

•
the covenant on restricted payments to permit share repurchases, dividends and other restricted payments in an amount not to exceed $50 million in any fiscal year, with the ability to carry forward unused amounts for share repurchases, dividends and other restricted payments in future fiscal years.

Commitments and Contingencies With regard to the first matter described in Note 9, "Commitments and Contingencies," in early 2013 the Company and the Special Committee of the Company's Board of Directors each completed their respective internal investigations regarding the anonymous allegations received from a purported whistleblower in 2012 regarding certain aspects of the Company's business practices in China, the Middle East and Africa. The principal allegations related to the Company's compliance with the Foreign Corrupt Practices Act (FCPA) and federal regulations that prohibit U.S. persons from engaging in certain activities in Syria.
With respect to Syria, in January 2013, the Company received a wind down license from OFAC that permits the Company to take measures required to wind down its past operations in Syria. The Company also submitted a detailed report to OFAC regarding this matter, including a description of the Company's comprehensive export control program and related remedial measures.
The Company's investigations of the whistleblower's FCPA allegations identified a few opportunities to strengthen the Company's comprehensive FCPA compliance program, and remediation measures were proposed and are being implemented.
In addition, on January 23, 2013, upon the recommendation of the Special Committee following its review, the Board of Directors adopted a resolution rejecting the shareholder demand that the Company received by letter on August 31, 2012 related to the whistleblower's OFAC and FCPA allegations. As part of its resolution, the Board determined, among other things, that the officers and directors named in the demand had not breached their fiduciary duties and that the Company will not commence litigation against the named officers and directors. The Board further resolved to review measures proposed and implemented by management to strengthen the Company's compliance with trade embargos, export control laws and anti-bribery laws.
In the ATL litigation described in Note 9, "Commitments and Contingencies," ATL's petition for review by the United States Supreme Court of the decision in favor of the Company's indemnitees was denied in January 2013.
In the Kalamazoo River litigation described in Note 9, "Commitments and Contingencies," the Company's summary judgment motion was denied in its entirety in January 2013, and trial in the case commenced on February 19, 2013.
Pension and postemployment plans During the first quarter of 2013, NCR amended the U.S. separation plan to eliminate the accumulation and vesting of postemployment benefits. This amendment is expected to result in a reduction of the postemployment liability by approximately $50 million and a curtailment benefit of approximately $14 million.
On February 25, 2013, the Compensation and Human Resource Committee approved the termination of the U.S. non-qualified pension plans.

17. CONDENSED CONSOLIDATING SUPPLEMENTAL GUARANTOR INFORMATION

The Company issued 5.00% senior unsecured notes due in 2022 and 4.625% senior unsecured notes due in 2021 (the Notes) during 2012. The Notes are guaranteed by the Company's subsidiaries, NCR International, Inc. and Radiant Systems, Inc. (the Guarantor Subsidiaries), which are both 100% owned by the Company and have guaranteed fully and unconditionally, on a joint and several basis, the obligations to pay principal and interest for the Notes. Refer to Note 5, "Debt Obligations" for additional disclosures related to the Notes.

In connection with each of the offerings of the Notes, the Company and the Guarantor Subsidiaries entered into registration rights agreements with the initial purchasers of such Notes. Each registration rights agreement requires the Company and the Guarantor Subsidiaries, at their cost, to among other things, use their commercially reasonable efforts to file a registration statement with respect to a registered offer to exchange the Notes subject to such registration rights agreement for new notes that are guaranteed by the Guarantor Subsidiaries with terms substantially identical in all material respects to the Notes subject to such registration statement. The Company is required to comply with Rule 3-10 of SEC Regulation S-X (Rule 3-10) in connection with the filing of each such registration statement, and has therefore included the accompanying Condensed Consolidating Financial Statements in accordance with Rule 3-10(f) of SEC Regulation S-X. The following supplemental information sets forth, on a consolidating basis, the condensed statements of operations and comprehensive income (loss), the condensed balance sheets and the condensed statements of cash flows for the parent issuer of the Notes, for the Guarantor Subsidiaries and for the Company and all of its consolidated subsidiaries (amounts in millions):

NCR Corporation
Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Operations and Comprehensive Income
For the year ended December 31, 2012
(in millions)	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Product revenue	$988	$279	$1,869	$(282)	$2,854
Service revenue	981	224	1,671	—	2,876
Total revenue	1,969	503	3,540	(282)	5,730
Cost of products	791	134	1,534	(282)	2,177
Cost of services	851	95	1,262	—	2,208
Selling, general and administrative expenses	437	108	349	—	894
Research and development expenses	100	22	97	—	219
Total operating expenses	2,179	359	3,242	(282)	5,498
Income from operations	(210)	144	298	—	232
Interest expense	(46)	(17)	(78)	99	(42)
Other (expense) income, net	(80)	(9)	180	(99)	(8)
Income from continuing operations before income taxes	(336)	118	400	—	182
Income tax expense (benefit)	(87)	61	68	—	42
Income from continuing operations before earnings in subsidiaries	(249)	57	332	—	140
Equity in earnings of consolidated subsidiaries	398	160	—	(558)	—
Income from continuing operations	149	217	332	(558)	140
Income (loss) from discontinued operations, net of tax	(3)	—	9	—	6
Net income	$146	$217	$341	$(558)	$146
Net (loss) income attributable to noncontrolling interests	—	—	—	—	—
Net income attributable to NCR	$146	$217	$341	$(558)	$146
Total comprehensive income (loss)	391	344	240	(588)	387
Less comprehensive income (loss) attributable to noncontrolling interests	—	—	(4)	—	(4)
Comprehensive income attributable to NCR common stockholders	$391	$344	$244	$(588)	$391

NCR Corporation
Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Operations and Comprehensive Income
For the year ended December 31, 2011
(in millions)	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Product revenue	$974	$172	$1,705	$(259)	$2,592
Service revenue	986	64	1,649	—	2,699
Total revenue	1,960	236	3,354	(259)	5,291
Cost of products	771	57	1,442	(259)	2,011
Cost of services	840	39	1,219	—	2,098
Selling, general and administrative expenses	405	47	342	—	794
Research and development expenses	89	7	80	—	176
Total operating expenses	2,105	150	3,083	(259)	5,079
Income from operations	(145)	86	271	—	212
Interest expense	(18)	(7)	(78)	90	(13)
Other (expense) income, net	(5)	(13)	105	(90)	(3)
Income from continuing operations before income taxes	(168)	66	298	—	196
Income tax expense (benefit)	(46)	50	47	—	51
Income from continuing operations before earnings in subsidiaries	(122)	16	251	—	145
Equity in earnings of consolidated subsidiaries	270	241	—	(511)	—
Income from continuing operations	148	257	251	(511)	145
Income (loss) from discontinued operations, net of tax	(95)	—	2	—	(93)
Net income	$53	$257	$253	$(511)	$52
Net (loss) income attributable to noncontrolling interests	—	—	(1)	—	(1)
Net income attributable to NCR	$53	$257	$254	$(511)	$53
Total comprehensive income (loss)	(104)	147	279	(425)	(103)
Less comprehensive income (loss) attributable to noncontrolling interests	—	—	1	—	1
Comprehensive income attributable to NCR common stockholders	$(104)	$147	$278	$(425)	$(104)

NCR Corporation
Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statements of Operations and Comprehensive Income
For the year ended December 31, 2010
(in millions)	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Product revenue	$852	$113	$1,597	$(261)	$2,301
Service revenue	922	23	1,465	—	2,410
Total revenue	1,774	136	3,062	(261)	4,711
Cost of products	689	33	1,338	(261)	1,799
Cost of services	783	12	1,127	—	1,922
Selling, general and administrative expenses	353	5	327	—	685
Research and development expenses	46	—	110	—	156
Total operating expenses	1,871	50	2,902	(261)	4,562
Income from operations	(97)	86	160	—	149
Interest expense	(30)	(1)	(111)	140	(2)
Other (expense) income, net	(19)	19	129	(140)	(11)
Income from continuing operations before income taxes	(146)	104	178	—	136
Income tax expense (benefit)	(47)	27	9	—	(11)
Income from continuing operations before earnings in subsidiaries	(99)	77	169	—	147
Equity in earnings of consolidated subsidiaries	246	128	—	(374)	—
Income from continuing operations	147	205	169	(374)	147
Income (loss) from discontinued operations, net of tax	(13)	—	3	—	(10)
Net income	$134	$205	$172	$(374)	$137
Net (loss) income attributable to noncontrolling interests	—	—	3	—	3
Net income attributable to NCR	$134	$205	$169	$(374)	$134
Total comprehensive income (loss)	308	99	316	(410)	313
Less comprehensive income (loss) attributable to noncontrolling interests	—	—	5	—	5
Comprehensive income attributable to NCR common stockholders	$308	$99	$311	$(410)	$308

NCR Corporation
Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Balance Sheet
December 31, 2012
(in millions)	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	555	22	492	—	1,069
Accounts receivable, net	243	84	759	—	1,086
Inventories, net	273	40	484	—	797
Due from affliates	623	693	479	(1,795)	—
Other current assets	244	41	204	(35)	454
Total current assets	1,938	880	2,418	(1,830)	3,406
Property, plant and equipment, net	145	4	159	—	308
Goodwill	273	568	162	—	1,003
Intangibles	26	245	33	—	304
Prepaid pension cost	—	—	368	—	368
Deferred income taxes	472	—	70	(8)	534
Investments in subsidiaries	2,169	640	—	(2,809)	—
Due from affliates	17	20	238	(275)	—
Other assets	313	48	87	—	448
Total assets	5,353	2,405	3,535	(4,922)	6,371

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	71	—	1	—	72
Accounts payable	204	22	385	—	611
Payroll and benefits liabilities	93	10	94	—	197
Deferred service revenue and customer deposits	104	30	321	—	455
Due to affliates	687	578	530	(1,795)	—
Other current liabilities	169	18	255	(35)	407
Total current liabilities	1,328	658	1,586	(1,830)	1,742
Long-term debt	1,889	—	2	—	1,891
Pension and indemnity plan liabilities	441	1	370	—	812
Postretirement and postemployment benefits liabilities	79	—	167	—	246
Income tax accruals	3	8	127	—	138
Environmental liabilities	171	—	—	—	171
Due to affliates	179	14	82	(275)	—
Other liabilities	16	15	56	(8)	79
Total liabilities	4,106	696	2,390	(2,113)	5,079
Redeemable noncontrolling interest	—	—	15	—	15
Stockholders’ equity
Total NCR stockholders’ equity	1,247	1,709	1,100	(2,809)	1,247
Noncontrolling interests in subsidiaries	—	—	30	—	30
Total stockholders’ equity	1,247	1,709	1,130	(2,809)	1,277
Total liabilities and stockholders’ equity	5,353	2,405	3,535	(4,922)	6,371

NCR Corporation
Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Balance Sheet
December 31, 2011
(in millions)	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	30	13	355	—	398
Accounts receivable, net	283	56	693	—	1,032
Inventories, net	294	38	442	—	774
Due from affliates	819	680	458	(1,957)	—
Other current assets	123	5	199	(16)	311
Total current assets	1,549	792	2,147	(1,973)	2,515
Property, plant and equipment, net	193	11	161	—	365
Goodwill	237	540	136	—	913
Intangibles	6	275	31	—	312
Prepaid pension cost	—	—	339	—	339
Deferred income taxes	688	—	75	(49)	714
Investments in subsidiaries	1,631	191	—	(1,822)	—
Due from affliates	37	20	231	(288)	—
Other assets	300	49	84	—	433
Total assets	$4,641	$1,878	$3,204	$(4,132)	$5,591

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	1	—	—	—	1
Accounts payable	187	11	327	—	525
Payroll and benefits liabilities	91	19	111	—	221
Deferred service revenue and customer deposits	90	31	297	—	418
Due to affliates	675	664	618	(1,957)	—
Other current liabilities	176	18	216	(16)	394
Total current liabilities	1,220	743	1,569	(1,973)	1,559
Long-term debt	850	—	2	—	852
Pension and indemnity plan liabilities	1,291	1	370	—	1,662
Postretirement and postemployment benefits liabilities	89	—	167	—	256
Income tax accruals	4	9	135	—	148
Environmental liabilities	220	—	—	—	220
Due to affliates	173	14	101	(288)	—
Other liabilities	9	49	50	(49)	59
Total liabilities	3,856	816	2,394	(2,310)	4,756
Redeemable noncontrolling interest	—	—	15	—	15
Stockholders’ equity
Total NCR stockholders’ equity	785	1,062	760	(1,822)	785
Noncontrolling interests in subsidiaries	—	—	35	—	35
Total stockholders’ equity	785	1,062	795	(1,822)	820
Total liabilities and stockholders’ equity	$4,641	$1,878	$3,204	$(4,132)	$5,591

NCR Corporation
Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Cash Flows
December 31, 2012
(in millions)	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(560)	$203	$187	$(10)	$(180)
Investing activities
Expenditures for property, plant and equipment	(36)	(8)	(36)	—	(80)
Proceeds from sales of property, plant and equipment	—	—	8	—	8
Additions to capitalized software	(51)	(12)	(17)	—	(80)
Business acquisitions, net of cash acquired	(77)	(17)	(14)	—	(108)
Proceeds from (payments of) intercompany notes	171	96	11	(278)	—
Investments in equity affiliates	(21)	(90)	—	111	—
Other investing activities, net	(6)	10	—	—	4
Net cash used in investing activities	(20)	(21)	(48)	(167)	(256)
Financing activities
Tax withholding payments on behalf of employees	(12)	—	—	—	(12)
Proceeds from employee stock plans	53	—	—	—	53
Equity contribution	—	—	111	(111)	—
Borrowings on term credit facility	150	—	—	—	150
Payments on revolving credit facility	(860)	—	—	—	(860)
Borrowings on revolving credit facility	720	—	—	—	720
Proceeds from bond offerings	1,100	—	—	—	1,100
Debt issuance cost	(19)	—	—	—	(19)
Borrowings (repayments) of intercompany notes	(11)	(171)	(96)	278	—
Dividend distribution to minority shareholder	—	—	(1)	—	(1)
Dividend distribution to consolidated subsidiaries	—	(2)	(8)	10	—
Net cash provided by (used in) financing activities	1,121	(173)	6	177	1,131
Cash flows from discontinued operations
Net cash used in operating activities	(114)	—	—	—	(114)
Net cash provided by (used in) investing activities	99	—	—	—	99
Net cash used in discontinued operations	(15)	—	—	—	(15)
Effect of exchange rate changes on cash and cash equivalents	(1)	—	(8)	—	(9)
Increase (decrease) in cash and cash equivalents	525	9	137	—	671
Cash and cash equivalents at beginning of period	30	13	355	—	398
Cash and cash equivalents at end of period	$555	$22	$492	$—	$1,069

NCR Corporation
Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Cash Flows
December 31, 2011
(in millions)	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$335	$(30)	$145	$(62)	$388
Investing activities
Expenditures for property, plant and equipment	(28)	(3)	(30)	—	(61)
Proceeds from sales of property, plant and equipment	—	—	2	—	2
Additions to capitalized software	(43)	(3)	(16)	—	(62)
Business acquisitions, net of cash acquired	(1,085)	—	—	—	(1,085)
Proceeds from (payments of) intercompany notes	104	138	(12)	(230)	—
Investments in equity affiliates	(11)	—	—	11	—
Net cash used in investing activities	(1,063)	132	(56)	(219)	(1,206)
Financing activities
Repurchase of Company common stock	(70)	—	—	—	(70)
Proceeds from employee stock plans	18	—	—	—	18
Excess tax benefit from stock-based compensation	1	—	—	—	1
Equity contribution	—	—	11	(11)	—
Borrowings on term credit facility	700	—	—	—	700
Payments on revolving credit facility	(260)	—	—	—	(260)
Borrowings on revolving credit facility	400	—	—	—	400
Debt issuance cost	(29)	—	—	—	(29)
Borrowings (repayments) of intercompany notes	11	(47)	(194)	230	—
Proceeds from sale of noncontrolling interest	—	—	43	—	43
Dividend distribution to minority shareholder	—	—	(1)	—	(1)
Dividend distribution to consolidated subsidiaries	—	(51)	(11)	62	—
Net cash provided by (used in) financing activities	771	(98)	(152)	281	802
Cash flows from discontinued operations
Net cash used in operating activities	(37)	—	—	—	(37)
Net cash provided by (used in) investing activities	(40)	—	—	—	(40)
Net cash used in discontinued operations	(77)	—	—	—	(77)
Effect of exchange rate changes on cash and cash equivalents	(1)	—	(4)	—	(5)
Increase (decrease) in cash and cash equivalents	(35)	4	(67)	—	(98)
Cash and cash equivalents at beginning of period	65	9	422	—	496
Cash and cash equivalents at end of period	$30	$13	$355	$—	$398

NCR Corporation
Notes to Consolidated Financial Statements—(Continued)

Condensed Consolidating Statement of Cash Flows
December 31, 2010
(in millions)	Parent Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$299	$(5)	$66	$(81)	$279
Investing activities
Grant reimbursements from capital expenditures	5	—	—	—	5
Expenditures for property, plant and equipment	(44)	(1)	(29)	—	(74)
Proceeds from sales of property, plant and equipment	—	—	39	—	39
Additions to capitalized software	(40)	—	(17)	—	(57)
Proceeds from (payments of) intercompany notes	(70)	6	(2)	66	—
Other investing activities, net	(24)	—	—	—	(24)
Net cash used in investing activities	(173)	5	(9)	66	(111)
Financing activities
Repurchase of Company common stock	(20)	—	—	—	(20)
Proceeds from employee stock plans	11	—	—	—	11
Repayment of short-term borrowings	—	—	(4)	—	(4)
Repayment of long-term debt	(1)	—	—	—	(1)
Payments on revolving credit facility	(75)	—	—	—	(75)
Borrowings on revolving credit facility	75	—	—	—	75
Borrowings (repayments) of intercompany notes	—	—	66	(66)	—
Dividend distribution to consolidated subsidiaries	—	—	(81)	81	—
Net cash provided by (used in) financing activities	(10)	—	(19)	15	(14)
Cash flows from discontinued operations
Net cash used in operating activities	(16)	—	—	—	(16)
Net cash provided by (used in) investing activities	(100)	—	—	—	(100)
Net cash used in discontinued operations	(116)	—	—	—	(116)
Effect of exchange rate changes on cash and cash equivalents	—	—	7	—	7
Increase (decrease) in cash and cash equivalents	—	—	45	—	45
Cash and cash equivalents at beginning of period	65	9	377	—	451
Cash and cash equivalents at end of period	$65	$9	$422	$—	$496